      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 2000

                                      REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 NEXTVENUE INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                    7371                                   13-4032787
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                        100 WILLIAM STREET, 8(TH) FLOOR
                            NEW YORK, NEW YORK 10038
                                 (212) 909-2900
   (Address, including zip code, and telephone number Including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                               NICHOLAS BALLETTA
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         100 WILLIAM STREET, 8TH FLOOR
                            NEW YORK, NEW YORK 10038
                                 (212) 909-2900
(Name, Address, Including Zip Code, and Telephone Number Including Area Code, of
                               Agent for Service)
                         ------------------------------

                                   COPIES TO:

         FRED B. WHITE, III, ESQ.                  JONATHAN A. SCHAFFZIN, ESQ.
 SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP            CAHILL GORDON & REINDEL
            FOUR TIMES SQUARE                             80 PINE STREET
      NEW YORK, NEW YORK 10036-6522                  NEW YORK, NEW YORK 10005
              (212) 735-3000                              (212) 701-3000

                            ------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                PROPOSED
              TITLE OF EACH CLASS OF                        MAXIMUM AGGREGATE                    AMOUNT OF
            SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)                REGISTRATION FEE
Common Stock, par value $0.01......................            $60,000,000                        $15,840

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 9, 2000
PROSPECTUS

-------------

                                          SHARES

                                 NEXTVENUE INC.

                                  COMMON STOCK

                               ------------------

    This is NextVenue's initial public offering of common stock.

    Prior to this offering, there has been no public market for our common stock. We expect the public offering price of the common stock to be between
$    and $    per share. We intend to apply to list our common stock on The
Nasdaq Stock Market's National Market under the symbol "NXVN."

    INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                            ------------------------

                                                              PER SHARE               TOTAL
                                                              ---------              --------
Public offering price.......................................      $                    $

Underwriting discount.......................................      $                    $

Proceeds, before expenses, to NextVenue.....................      $                    $

    The underwriters may also purchase up to an additional       shares of
common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery on or about       ,
2000.

                            ------------------------

MERRILL LYNCH & CO.                                    DEUTSCHE BANC ALEX. BROWN

                                LEHMAN BROTHERS

                                ----------------

                  The date of this prospectus is       , 2000.

                         [LEFT BLANK FOR INSIDE COVER]

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1
Summary Consolidated Financial Data.........................      4
Risk Factors................................................      5
Forward-Looking Statements..................................     13
Use of Proceeds.............................................     14
Dividend Policy.............................................     14
Capitalization..............................................     15
Dilution....................................................     16
Selected Consolidated Financial Data........................     18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     20
Business....................................................     27
Management..................................................     34
Related Party Transactions..................................     38
Principal Stockholders......................................     40
Description of Capital Stock................................     41
Material United States Federal Tax Considerations for
  Non-U.S. Holders of Common Stock..........................     45
Shares Eligible for Future Sale.............................     47
Underwriting................................................     49
Legal Matters...............................................     52
Experts.....................................................     52
Where You Can Find More Information.........................     52
Index to Consolidated Financial Statements..................    F-1

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS.

                                 NEXTVENUE INC.

BUSINESS

    We are a global provider of comprehensive services for the streaming of audio and video content and communications over the Internet. Our turnkey service offering integrates seamlessly into the Internet strategies of businesses, including financial services, media and corporate clients, and incorporates the capture, production, publishing, hosting and distribution of multimedia content. Our suite of services and scalable network infrastructure enable our customers to focus on creating content, while outsourcing the streaming media process to us.

    We are one of the first companies to focus on providing comprehensive streaming media services. Our initial focus has been to provide leading financial services companies such as Charles Schwab, Goldman Sachs, Merrill Lynch, Morgan Stanley and Salomon Smith Barney with the ability to communicate business-critical information in a timely, cost-effective manner over the Internet. We provide these clients with streaming media services in connection with research analyst presentations, debt and equity roadshows and investor conferences.

    In other industries, we provide media and corporate clients with live and on-demand streaming media solutions for enhanced advertising, entertainment, news, product information, promotional presentations, education, training and corporate announcements to investors and employees. Media and corporate clients currently using our services include CNBC/Dow Jones Business Video, General Electric, Merck, MTVi, PRIMEDIA and Trans World Entertainment.

MARKET OPPORTUNITY

    Streaming media technology enables the continuous transmission and playback of multimedia audio and video over the Internet. Applications for streaming media include broadcasting entertainment programming over the Internet as well as facilitating corporate communications with customers, business partners and employees through the use of the Internet and corporate intranets. As a new technology, the applications of and the market for streaming media are still in their early stages. However, we believe the growth in broadband Internet access, the demand for media-rich business and entertainment applications, and the significant commitment by large technology companies such as Microsoft, Intel and Cisco Systems to the development and distribution of streaming media technology will drive expansion of applications for streaming media and the market for our services. Paul Kagan Associates has estimated that streaming media revenues from all sources will grow from approximately $40.0 million in 1998 to approximately $7.3 billion in 2004.

NEXTVENUE SOLUTION

    Presenting content in a streaming media format is a technology intensive process outside our customers' core business focus. By using our services our customers are able to:

    - Achieve operating and cost efficiencies by outsourcing to us;

    - Promote their brands exclusively because we do not promote our brand on their Web sites;

    - Benefit from our advanced media hosting capabilities; and

    - Use all of the industry-leading streaming media formats across the full range of transmission speeds.

TURNKEY SERVICE OFFERING

    Our services are designed to provide a comprehensive, end-to-end solution for our clients. The services we provide to our clients around the world include:

        CONTENT CAPTURE. We can capture multimedia content from virtually every source including satellite, telephony, video conferencing and various audio and video tape formats. We can also record live events.

        PRODUCTION. We convert our customers' content from virtually any commercially available input format into all of the industry-leading streaming media formats across the full range of transmission speeds. Our other production services include editing, media integration, indexing and digital watermarking.

        PUBLISHING. We use our proprietary automated technology to publish our clients' content simultaneously to multiple Internet and intranet server sites.

        ADVANCED MEDIA HOSTING. We provide a complete network infrastructure to host multimedia content for distribution over the Internet. Services include media storage, subscriber management, reporting and alerting and audio and video search capabilities.

        DISTRIBUTION. We distribute streaming media through multiple Internet backbones including Cable and Wireless, Enron, GlobalCenter, iBEAM, Level 3, MCI Worldcom, Sprint and UUNET.

STRATEGY

    Our goal is to be the leading global provider of integrated streaming media solutions for businesses that desire to take advantage of Internet-based audio and video communications. We intend to:

    - Focus on our industry-specific direct sales approach;

    - Expand existing client relationships, domestically and internationally;

    - Penetrate new geographic markets;

    - Enhance our operational efficiency and scalability through automation; and

    - Create new services and expand our capabilities.

COMPANY HISTORY

    We are a successor to the production services business of CNBC/Dow Jones Business Video, a joint venture between MSNBC and Dow Jones, which commenced operations in January 1998. We were incorporated in November 1998 and acquired the assets of the production services business on January 15, 1999. As part of the transaction, MSNBC and Dow Jones, through their joint venture, maintained an equity ownership in our company. Since taking over the business, we have brought in a new management team, redefined the mission and objectives of the business, built a sales organization, developed new service offerings, undertaken new software development initiatives and expanded internationally. Since our inception, we have raised $40.9 million in private funding, and our investors include Citigroup, Deutsche Bank Securities, Goldman Sachs, Merrill Lynch, Microsoft, Morgan Stanley, NBC, PRIMEDIA and Trans World Entertainment.

    Our principal executive offices are located at 100 William Street, 8th Floor, New York, New York 10038, and our telephone number is (212) 909-2900. The address of our Web site is www.nextvenue.com. The information on our Web site is not part of this prospectus.

    "NextVenue," the NextVenue logo and several other trade names we use in our business are trademarks of NextVenue Inc. NextVenue is our registered trademark and we have filed applications with the U.S. Patent and Trademark Office to register our other trademarks. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

                                  THE OFFERING

Common stock offered by NextVenue Inc........  shares

Common stock to be outstanding
  after this offering........................  shares

Use of proceeds..............................  We estimate that our net proceeds from this offering without the exercise of the
                                               over-allotment option will be approximately
                                               $55 million. We intend to use the offering
                                               proceeds for expanding our international
                                               operations, sales and marketing activities,
                                               research and development efforts and general
                                               corporate purposes, including working
                                               capital.

Proposed Nasdaq National Market Symbol.......  NXVN

                            ------------------------

    The number of shares of common stock to be outstanding after this offering is based on our shares outstanding as of March 31, 2000. This information excludes:

    - 1,018,207 shares of common stock issuable upon the exercise of outstanding stock options issued under our 1999 stock option plan at a weighted average exercise price of $4.82 per share;

    - 1,981,793 shares of common stock available for issuance under our 1999 stock option plan for options not yet granted;

    - 40,540 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $2.96 per share; and

    - 181,738 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $8.75 per share.

    EXCEPT AS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THE FOLLOWING:

    - THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF OUR CONVERTIBLE PREFERRED STOCK ON A ONE-FOR-ONE BASIS INTO 6,893,790 SHARES OF COMMON STOCK, WHICH WILL OCCUR UPON COMPLETION OF THIS OFFERING; AND

    - NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table summarizes consolidated financial data for our business. You should read the summary consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes to the consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1998 (Predecessor Company) and 1999 and the consolidated balance sheet data at December 31, 1998 (Predecessor Company) and 1999, are derived from our consolidated financial statements, which have been audited by KPMG LLP, independent auditors, included elsewhere in this prospectus. KPMG LLP's opinion contains an explanatory paragraph relating to our acquisition of the production services business of CNBC/Dow Jones Business Video (Predecessor Company), which became effective January 1, 1999 for accounting purposes. As a result of the change in control, the financial information for the period after the change in control is presented on a different cost basis than that for the period before the change in control and, therefore, is not comparable. See Note 1 to the consolidated financial statements. The consolidated statements of operations data for the three months ended March 31, 1999 and 2000 and the consolidated balance sheet data at March 31, 2000 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma basic and diluted net loss per common share data give effect to the automatic conversion, which will occur upon completion of this offering, of all outstanding shares of our convertible preferred stock on a one-for-one basis into 6,893,790 shares of common stock, as if this conversion had occurred on the date of initial issuance of the shares of convertible preferred stock. The unaudited pro forma as adjusted balance sheet data give effect to this
conversion and the sale of     shares of common stock offered hereby at an
assumed public offering price of $    per share, after deducting underwriting
discounts and commissions and estimated offering expenses payable by us.

                                                            YEAR ENDED         THREE MONTHS ENDED
                                                           DECEMBER 31,            MARCH 31,
                                                       --------------------   --------------------
                                                         1998        1999       1999        2000
                                                       ---------   --------   ---------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                       PREDECESSOR
                                                       COMPANY                    (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues.............................................   $ 1,496    $ 3,361     $  394     $ 2,654
Gross profit.........................................       110      1,274        203       1,281
Loss from operations.................................    (2,539)    (3,871)      (327)     (2,267)
Net loss.............................................    (2,539)    (3,755)      (339)     (2,240)
Net loss attributable to common stockholders.........    (2,539)    (5,755)      (339)     (2,240)
Basic and diluted net loss per common share..........   $    --    $ (0.73)    $(0.05)    $ (0.27)
Shares used in basic and diluted net loss per common
  share calculation..................................        --      7,936      7,203       8,288
Pro forma basic and diluted net loss per common
  share..............................................              $ (0.59)               $ (0.18)
Shares used in pro forma basic and diluted net loss
  per common share calculation.......................                9,679                 12,599

                                                               AS OF MARCH 31, 2000
                                                              ----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $28,879      $
Working capital.............................................   26,251
Total assets................................................   43,136
Capital lease obligations, less current portion.............    1,660
Stockholders' equity........................................   36,051

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, IN WHICH CASE YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. IN ASSESSING THESE RISKS, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF SIGNIFICANT OPERATING LOSSES, EXPECT TO INCUR SIGNIFICANT LOSSES FOR THE FORESEEABLE FUTURE AND MAY NEVER ACHIEVE PROFITABILITY.

    We have incurred significant losses and negative cash flows since we commenced our present operations in January 1999. We incurred a net loss of $3.8 million for the year ended December 31, 1999 and $2.2 million for the three months ended March 31, 2000. We experienced negative cash flow from operating activities of $2.5 million for the year ended December 31, 1999 and $574,000 for the three months ended March 31, 2000. We expect to incur operating losses and experience negative cash flow for the foreseeable future. We will continue to incur significant expenses relating to the establishment of sales offices, production centers and/or media centers, sales and marketing and technology development. Consequently, we will need to generate significant revenues, while maintaining reasonable expense levels, to achieve and maintain profitability. We cannot predict if or when we will operate profitably. We cannot be certain that, if we were to achieve profitability, we would be able to sustain or increase profitability on a quarterly or annual basis.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT OUR PERFORMANCE.

    In January 1999, we commenced our present operations by acquiring the production services business of CNBC/Dow Jones Business Video. Our limited operating history makes it difficult for you to evaluate our business operations and prospects. In addition, you should consider the risks and uncertainties frequently encountered by early-stage companies like us that are in new and rapidly evolving industries like the Internet and using new and unproven business models. Among other things, we cannot accurately forecast operating expenses or revenues based on historical experience. We base our expenses in part on future revenue projections. A substantial portion of our operating expenses cannot be adjusted quickly if our assumptions are incorrect. Moreover, we plan to increase our operating expenses to expand our sales and marketing efforts, develop new services and improve operational and financial systems. We expect our business, operating results and financial condition to be materially adversely affected if our revenues do not meet our projections or our actual operating expenses exceed our estimates.

OUR QUARTERLY FINANCIAL RESULTS MAY BE VOLATILE AND COULD CAUSE OUR STOCK PRICE TO FLUCTUATE.

    Our revenues and operating results may vary significantly from quarter to quarter. Because of these fluctuations, our results in any quarter may not be indicative of future performance and it may be difficult for investors to properly evaluate our results. It is possible that in some future periods our revenues or earnings may fall below the expectations of public market analysts and investors. Any decline in revenues or earnings or a greater than expected loss for any quarter could cause the market price of our common stock to decline. The factors that may cause our financial results to vary from quarter to quarter include:

    - increased expenses, whether related to selling and marketing, production, research and development, hosting and distribution or general and administrative;

    - changes in our management team and key personnel;

    - demand for our services;

    - fluctuations in the level of activity in the financial services industry and equity capital markets;

    - technical difficulties or system downtime;

    - the availability and development of sufficient bandwidth for streaming media services;

    - price competition in the market for streaming media services;

    - changes in the growth rate of Internet usage and the timing of our revenues;

    - changes in government regulations affecting our business; and

    - general economic conditions and economic conditions specific to the Internet.

A LOSS OF ANY ONE MAJOR CUSTOMER COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

    Morgan Stanley, Goldman Sachs, Merrill Lynch and CNBC/Dow Jones Business Video accounted for 35%, 16%, 11% and 10%, respectively, of our revenues in 1999 and Morgan Stanley, Salomon Smith Barney and Goldman Sachs accounted for 26%, 20% and 16%, respectively, of our revenues in the first quarter of 2000. Although our customer concentration will decrease if we continue to expand our client base, we expect that a small number of customers will continue to account for a substantial portion of our revenue in the foreseeable future. As a result, the loss of any one of these major customers could have a material adverse effect on us.

    All of our customers, except CNBC/Dow Jones Business Video, may cease using our services either without notice or upon short notice, including customers with which we have contracts. If we were to lose customers that are well known in their industries, it could impair our ability to retain our existing customers and attract new ones.

BECAUSE WE CURRENTLY DERIVE SUBSTANTIAL REVENUES FROM THE FINANCIAL SERVICES INDUSTRY, DOWNTURNS IN FINANCIAL MARKETS OR CHANGES IN REGULATION MAY ADVERSELY AFFECT OUR BUSINESS.

    Our equity roadshow services produced a large portion of our revenues, accounting for 44% in 1999 and 49% in the first quarter of 2000. While we expect this percentage to decline if we are successful in expanding and penetrating new customer markets, material adverse developments in financial markets will adversely affect our revenues and growth in the foreseeable future.

    Currently, we and our customers rely on a series of no-action letters from the Securities and Exchange Commission permitting companies to use the Internet for roadshow presentations in connection with various offerings of securities. These letters state the precise criteria for compliance. If the Commission were to change its position, limit the use of the Internet for this purpose or change the criteria for compliance, we could lose a substantial portion of our revenue.

OUR LIMITED EXPERIENCE SELLING AND MARKETING OUR SERVICES MAY IMPEDE EXPANSION OF OUR BUSINESS INTO NEW MARKETS.

    Currently, our customers are predominantly in the financial services industry. We have had relatively little experience marketing our services outside of the financial services industry and we may not be able to successfully implement our sales and marketing initiatives in new customer markets. Growing our customer base within the financial services industry and in new customer markets is crucial to the success of our business. Over half of our sales force was hired in 2000. We may be unable to train, integrate and motivate our new sales personnel quickly enough to meet our business objectives. New sales and marketing personnel may also require a substantial period of time to become effective. Unsuccessful sales or marketing efforts could have material adverse effects on our revenues.

IF COMMERCIAL APPLICATIONS FOR STREAMING MEDIA DO NOT ACHIEVE WIDE-SPREAD ADOPTION OR IF INTERNET INFRASTRUCTURE DOES NOT ADEQUATELY IMPROVE, WE WILL NOT BE SUCCESSFUL IN EXECUTING OUR BUSINESS PLAN.

    The development of commercial applications for streaming media and the market for streaming media content on the Internet and intranets are in very early stages and are rapidly evolving. If widespread commercial use of the Internet and intranets does not develop as an effective medium for distributing streaming media content to consumers and businesses, we will not succeed in achieving our business goals. Demand for multimedia content on the Internet and intranets must develop further in order to offer significant revenue opportunities for streaming media service providers such as us. Many factors could inhibit the growth of electronic commerce and the use of intranets in general and the distribution of streaming media content in particular, including concerns about the profitability of Internet-based businesses, bandwidth constraints, piracy and privacy.

    Our success depends on users having access to the necessary hardware, software and bandwidth to receive high quality streaming media over the Internet. Congestion over the Internet and data loss may interrupt audio and video streams, resulting in unsatisfying user experiences. In order to receive streaming media adequately, users generally must have multimedia personal computers with certain microprocessor requirements and minimum speeds of Internet access as well as streaming media software. The success of streaming media over the Internet depends on the continued roll-out of broadband access to businesses and consumers on an affordable basis. Users typically download streaming media software from third party providers and install it on their personal computers. This installation may require technical expertise that some users do not possess. Furthermore, some information systems managers block reception of streaming media over corporate intranets because of bandwidth constraints. Widespread adoption of streaming media technology depends on overcoming these obstacles, improving audio and video quality and educating customers and users in the use of streaming media technology. If streaming media technology fails to overcome these obstacles, our business will be seriously harmed.

WE FACE INTENSE COMPETITION THAT COULD IMPAIR OUR ABILITY TO GROW AND ACHIEVE PROFITABILITY.

    The streaming media industry is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. We compete with other companies that provide streaming media services, audio conferencing companies, video conferencing companies and Internet business services broadcasters and hosting service providers. We also face the risk that our own customers may develop their own infrastructure and capabilities to capture, produce, publish, host and distribute streaming media, which could eliminate the need for our services to these customers. There can be no assurance that we will be able to compete successfully or that the competitive pressures we face will not have a material adverse effect on us.

    Our competition may be industry or market specific. In the financial services industry, we compete directly with Yahoo! Broadcast's Business Services Group and Bloomberg L.P. In other markets, we compete with Web site operators and content publishers that employ in-house technical personnel to develop and manage streaming media technology. Our competitors also may include such companies as Akamai Technologies, Inc., RealNetworks, Inc. and Digital Island, Inc. Any of these competitors may decide to enter markets they do not currently serve, such as the financial services industry. Since our business is dependent on the overall success of the Internet as a communications medium, we also compete with traditional media such as radio and television. We expect competition from these and other types of competitors to increase significantly.

    Principal competitive factors include reliability of service, processing time, ease of access, ease of use, customer support, transmission quality, operating experience and price. Many of our current and potential competitors have longer operating histories, larger customer or user bases, and significantly greater financial, marketing and other resources. These competitors can devote substantially more resources than we can to business development and may adopt aggressive pricing policies. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with our competitors as the use of the Internet and other online services increases. Increased competition from these or other competitors could adversely affect us.

FAILURE TO EFFECTIVELY MANAGE OUR GROWTH AND EXPANSION COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

    We have rapidly expanded our operations since inception and will continue to do so to pursue existing and potential opportunities. This rapid growth places a significant demand on management, administrative and operations resources.

    Our number of full-time employees increased from 13 on January 31, 1999 to 104 on March 31, 2000, of which 47 have been hired since January 1, 2000. We expect to continue to add a significant number of employees in the foreseeable future to maintain our ability to grow, although the exact figure will depend on any number of factors including our domestic and international growth and our ability to increase the productivity of our employees. This expected growth will place strains on our resources, management and operating systems. To effectively manage our growth, compete effectively and expand our business, we must, among other things:

    - accurately estimate the number of employees we will require and the areas in which they will be required;

    - upgrade and expand our office infrastructure so that it is appropriate for our level of activity;

    - manage expansion into additional geographic areas and new customer markets;

    - improve our financial and management controls, reporting systems and procedures; and

    - train and manage our work force in a timely and effective manner.

IF WE DO NOT CONTINUE TO DEVELOP OUR TECHNOLOGY, OUR SERVICES MAY QUICKLY BECOME OBSOLETE.

    The Internet industry is characterized by rapidly changing technology, evolving industry standards and customer demands and frequent new product and service introductions and enhancements. These factors will require us to continually improve the performance, features and reliability of our services. We may not successfully respond quickly or cost-effectively to these developments. We may not be able to modify or further develop our services to accommodate the need for greater speed, performance or more advanced technology as rapidly as our present or future competitors. In addition, the widespread adoption of new technologies could require substantial expenditures by us to modify or adapt our technology. Furthermore, new or emerging technologies may reduce demand for our services and new Internet or telecommunications technologies may require us to alter our technology and services to prevent them from becoming obsolete. Technological developments could result in increases in the number and availability of alternative, more cost-efficient platforms to provide similar services to those we offer.

    Improving our current services and developing and introducing new services will require significant research and development. We can give no assurance that our technological development will continue to advance at the pace necessary to sustain our growth.

IF OUR NETWORK FAILS OR IS BREACHED OR IF THE CONTENT WE HAVE DISTRIBUTED IS RECEIVED BY AN UNAUTHORIZED RECIPIENT, WE MAY LOSE CUSTOMERS AND OUR REPUTATION MAY BE ADVERSELY AFFECTED.

    Our success in marketing our services requires us to provide reliable service. Our operations depend on our ability to protect our networks from physical damage, power loss, capacity limitations, software defects, security breaches, computer viruses or other disruptive problems, many of which are beyond our control. Our ability to provide reliable services also depends on the reliability of Internet service providers and online service providers, which have in the past had operational problems and experienced outages. Our network, as well as the networks of our service providers, may be vulnerable to unauthorized access, computer viruses or problems caused by third parties, such as hackers. In the past, a site hosted by us experienced the unauthorized use of passwords and related security breaches. We cannot assure investors that customer requirements or the ingenuity and efforts of ill-intentioned third parties will not create further security breaches and problems. In addition, the evolving nature of technology requires us to continually develop and monitor our network. As such, we expect problems and outages to continue to occur periodically. We have no formal disaster recovery plan, and our business insurance may not adequately compensate us for losses that may occur as a result of network problems and security breaches. Any failure to provide reliable service could impair our customer satisfaction, lead to a loss of customers, increase our costs or adversely affect our reputation, which could materially harm our business and lead to a drop in the value of our common stock. In addition, if unauthorized access to content we distribute for our customers is obtained, we could be subjected to a claim for damages from the information provider or our relationship with that customer or our reputation in the marketplace could be harmed.

WE MAY BE LIABLE IF THE CONTENT WE HAVE DISTRIBUTED IS UNLAWFUL OR CAUSES
INJURY.

    The publication or dissemination of content that we distribute may give rise to liability for defamation, negligence, breach of copyright, patent, trade secret or trademark infringement or other claims or charges based on the nature of the content. As a distributor of this content, we may be directly or indirectly liable to claims or charges of this nature.

    In addition, we could be exposed to liability arising from the activities of our customers or their users with respect to the unauthorized duplication of, or insertion of inappropriate material into, the content we supply. Although we carry general liability insurance, our insurance may not cover claims of these types or may be inadequate to indemnify us for all liability that may be imposed on us.

WE FACE CAPACITY CONSTRAINTS AND SYSTEMS DEVELOPMENT RISKS THAT MAY IMPAIR OUR ABILITY TO GROW OUR BUSINESS.

    We must continue to expand and adapt our infrastructure as the number of users and the amount of information they wish to transport increases and customer requirements change. If we are required to significantly and rapidly expand our network due to increased usage, additional stress will be placed upon our network hardware and traffic management systems. Due to the limited deployment of our services to date, the ability of our network to connect and manage a substantially larger number of customers at high transmission speeds is as yet unknown, and we face risks related to the network's ability to be scaled up to expected customer levels while maintaining superior performance. As customers' usage of bandwidth increases, we will need to make additional investments in our infrastructure to maintain adequate downstream data transmission speeds, the availability of which may be limited or the cost of which may be significant. There can be no assurance that additional infrastructure will be available from third-party suppliers as it is needed. Our failure to achieve or maintain high capacity data transmission could significantly reduce customer demand for our services and have a material adverse effect on our business, results of operations and financial condition. In addition, as we upgrade our infrastructure to increase bandwidth available to our customers, we are likely to encounter a certain level of equipment or software incompatibility which may cause delays in implementation. There can be no assurance that we will be able to expand or adapt our network infrastructure to meet additional demand or our customers' changing requirements.

FAILURE TO ATTRACT AND RETAIN KEY TECHNICAL AND OTHER HIGHLY QUALIFIED EMPLOYEES COULD HARM OUR BUSINESS.

    Our ability to grow, increase our market share and develop our services depends in large part on our ability to attract, assimilate and retain highly qualified sales, technical and managerial personnel, including our executive officers. Companies in our industry and similar industries compete intensely to attract and retain qualified personnel. We cannot assure you that we will be able to attract the employees we need, or that we will be able to integrate or retain those we have hired. We do not have employment agreements with any of our employees, and we cannot assure you that we will be able to prevent the unauthorized use or disclosure of our proprietary knowledge, practices and procedures if our employees leave us.

IF WE ARE NOT ABLE TO PROTECT OUR INTELLECTUAL PROPERTY, OUR ABILITY TO COMPETE WILL BE ADVERSELY AFFECTED.

    Our success depends on our internally developed technologies, procedures and other intellectual property. We regard portions of our technology as proprietary and attempt to protect this technology with trade secret, copyright, trademark and patent laws, license agreements, confidentiality agreements with employees and nondisclosure agreements imposed on our customers, consulting partners and others. We cannot guarantee that these protections will adequately protect our proprietary rights. Since some of our intellectual property is not protected or may not be fully protected, our competitors may develop similar technology or production procedures independently. In addition, the laws of certain countries in which our technology or production procedures may be licensed in the future do not protect our intellectual property rights to the same extent as the laws of the United States. The unauthorized reproduction, misappropriation or the independent development of similar technology or production procedures could diminish the value of our proprietary rights or reputation. If this were to occur, our business could be materially and adversely affected. Furthermore, policing and enforcement against the unauthorized use of our intellectual property rights could entail significant expenses and could prove difficult or impossible.

THIRD PARTIES MAY CLAIM THAT WE HAVE BREACHED THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD RESULT IN SIGNIFICANT ADDITIONAL COSTS OR PREVENT US FROM PROVIDING ALL OF OUR SERVICES.

    Third parties may bring claims of copyright or trademark infringement, patent violation or misappropriation of creative ideas or formats against us with respect to content that we distribute or our technology or marketing techniques and terminology. In early 1999, we received a letter from a competitor alleging our unlawful use of its technology. We promptly and vigorously denied these claims and have not been contacted concerning these matters since our response. Claims of this kind, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from distributing certain content or utilizing important technologies, ideas or formats.

WE COULD FACE ADDITIONAL RISKS AND CHALLENGES AS WE EXPAND INTERNATIONALLY AND MAY FACE UNEXPECTED COSTS IN DEVELOPING INTERNATIONAL REVENUES.

    We have recently begun to invest financial and managerial resources to expand our operations in international markets. We opened an office in London in June 1999 and in Frankfurt in April 2000, and we plan to open additional international offices. If our revenues from international operations do not exceed the expense of establishing and maintaining these operations, our financial condition and operating results will suffer. We have only limited experience in international operations, and we may not be able to capitalize on our investment in these markets.

POTENTIAL ACQUISITIONS AND STRATEGIC INVESTMENTS MAY RESULT IN INCREASED EXPENSES, DIFFICULTIES IN INTEGRATING TARGET COMPANIES AND DIVERSION OF MANAGEMENT'S ATTENTION.

    As our industry develops, we expect that acquisitions or strategic investments may play a greater role in the future to expand our range of technology and services and to gain access to new markets. Growth through acquisitions entails many risks, including the following:

    - our management's attention may be diverted during the acquisition and integration process;

    - we may face costs, delays and difficulties of integrating the acquired company's operations, technologies and personnel into our existing operations, organization and culture;

    - the adverse impact on earnings of amortizing intangible assets may be significant;

    - we may issue new equity securities to pay for acquisitions, which could dilute the holdings of existing stockholders;

    - the timing of the acquisition or our failure to meet operating expectations for acquired businesses may adversely affect our financial condition; and

    - we may be adversely affected by expenses of any undisclosed or potential legal liabilities of the acquired company, including intellectual property, employment and warranty and product liability-related problems.

If realized, any of these risks could have a material adverse effect on our business, financial condition and operating results.

RISKS OF DOING BUSINESS OVER THE INTERNET

IF THE INTERNET DOES NOT CONTINUE TO GROW AS A MEDIUM FOR COMMUNICATIONS AND COMMERCE, WE WILL NOT SUCCEED.

    The increased use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has only recently begun to develop, and our success will depend in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for our services. The adoption of the Internet for information retrieval and exchange and communications and commerce, particularly by those enterprises that have historically relied upon alternative means of communications and commerce, will require the acceptance of a new medium of conducting business and exchanging information. If the Internet as a communication or commercial medium fails to develop or develops more slowly than expected, our business, results of operations and financial condition could be materially adversely affected. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. Potentially increased performance provided by our services and the services of others is ultimately limited by and reliant upon the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

LEGAL UNCERTAINTIES AND GOVERNMENT REGULATION COULD INHIBIT GROWTH OF THE INTERNET.

    Many legal questions relating to the Internet remain unclear. It may take years to determine whether and how existing laws governing matters such as intellectual property, privacy, libel and taxation apply to the Internet. In addition, due to the increasing popularity of the Internet, new laws and regulations that apply directly to Internet communications, commerce and advertising are becoming more prevalent and it is possible that the laws adopted regarding the Internet could materially harm our business. These laws may relate to issues such as user privacy, pricing, security, content, copyrights, distribution of products, characteristics of products and quality of products and services.

    We are not currently required to comply with direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to the Internet. The adoption of any additional laws may decrease Internet use or impede the growth of Internet use, which may lead to a decrease in the demand for our services or an increase in the cost of doing business.

    These possibilities could affect us adversely in a number of ways. New regulation could make the Internet less attractive to consumers, resulting in slower growth in its use and acceptance than we expect. Complying with new regulations could result in additional cost to us, which could reduce our margins, or it could leave us at risk of potentially costly legal action. We may be affected indirectly by legislation that fundamentally alters the practicality or cost-effectiveness of utilizing the Internet, including the cost of transmitting over various forms of network architecture, such as telephone networks or cable systems, or the imposition of various forms of taxation on Internet-related activities. Regulators continue to evaluate the best telecommunications policy regarding the transmission of Internet traffic.

RISKS RELATING TO THIS OFFERING

VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT STOCKHOLDERS.

    The initial public offering price of our common stock will be determined by negotiations between representatives of the underwriters and us and may not be representative of the trading price of our common stock after this offering, which is likely to fluctuate considerably. The stock market in general, and the market for Internet-related stocks in particular, have experienced extreme price fluctuations during the last twelve months. At times, Internet-related stocks have traded at prices and multiples that are substantially above the historical levels of the stock market in general. Since estimates of the value of Internet-related companies have little historical basis and often vary widely, fluctuations in our stock price may not be correlated in a predictable way to our performance or operating results. Our stock price may also fluctuate as a result of factors that are beyond our control or unrelated to our operating results. We expect our stock price to fluctuate as a result of factors such as:

    - variations in our actual or anticipated quarterly operating results or those of our competitors;

    - failure of an active trading market for our common stock to develop;

    - announcements by us or our competitors of technological innovations;

    - introduction of new products or services by us or our competitors;

    - conditions or trends in the Internet and/or streaming media industries;

    - changes in the market valuations of other Internet companies;

    - announcements by us or our competitors of significant acquisitions; and

    - our entry into strategic partnerships or joint ventures.

THE NET PROCEEDS FROM THIS OFFERING MAY BE ALLOCATED IN WAYS WITH WHICH YOU MAY NOT AGREE.

    Our business plan is subject to change based upon changing conditions and opportunities, and our management has significant flexibility in applying the net proceeds we receive from this offering. Because the net proceeds are not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or propriety of our application of the proceeds and you and other stockholders may not agree with our decisions. See "Use of Proceeds" for a description of how management intends to apply the proceeds of these offerings.

YOU WILL EXPERIENCE IMMEDIATE AND SIGNIFICANT DILUTION IN THE BOOK VALUE PER SHARE.

    The initial public offering price of our common stock is substantially higher than the net tangible book value per share of the outstanding common stock immediately after this offering. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares outstanding. If you purchase our common stock in this
offering, you will incur immediate dilution of approximately $   in the net
tangible book value per share of common stock from the price you pay for our common stock in this offering, based on an assumed initial public
offering price of $    per share. To the extent that options or warrants to
purchase our common stock are exercised, there will be further dilution.

A SIGNIFICANT NUMBER OF SHARES OF COMMON STOCK WILL BECOME ELIGIBLE FOR RESALE IN THE PUBLIC MARKET IN THE NEAR FUTURE, AND FUTURE SALES OF THIS STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.

    Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common
stock. An aggregate of       shares of common stock will be outstanding after
this offering. Of these, the       million shares offered by this prospectus
will be freely tradeable without restrictions or further registration, unless held by our affiliates. The remaining outstanding shares of our common stock will become eligible for sale in the public market pursuant to Rule 144 under the Securities Act at various times after this offering. Following the expiration of the lock-up agreements described below, approximately
11.9 million shares of common stock, including shares issuable upon the exercise of warrants, may be eligible for sale in the public market, subject to the volume and other limitations of Rule 144. An additional approximately
3.5 million shares may become eligible for sale under Rule 144 in March 2001.

    In connection with this offering, we, our officers, our directors and all of our existing stockholders and warrant holders, who together hold or have the right to acquire 15,404,456 shares of common stock, have agreed not to sell or transfer any shares of common stock for 180 days after completion of this offering without the underwriters' consent. The underwriters may release these shares from the restrictions at any time. We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of these shares for future sale will have on the market price of our common stock. See "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling shares of our common stock after this offering.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that address, among other things: development of services; expansion strategy; use of proceeds; projected capital expenditures; liquidity; development of additional revenue sources; development and expansion of marketing relationships; market acceptance of Internet communications and commerce; and technological advancement. These statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and in this prospectus generally. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

    We urge you to consider that statements which use the terms "believe," "expect," "plan," "intend," "estimate," "anticipate" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds from this offering of
approximately $55 million, assuming an initial public offering price of $    per
share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment
option in full, we estimate that our net proceeds will be $    million. The
principal purposes of this offering are to obtain additional capital and to facilitate future access to public equity markets.

    We intend to use the offering proceeds for expanding our international operations, sales and marketing activities, research and development efforts and general corporate purposes, including working capital. For further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The amounts that we actually spend on these activities will depend on several factors, including our available cash, the success of our marketing and promotional activities and the availability of new business opportunities. In addition, we may use a portion of the net proceeds to explore potential acquisitions and investments. However, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions. Pending any such uses, we intend to invest the net proceeds in interest-bearing securities.

                                DIVIDEND POLICY

    We have not paid any cash dividends on any of our outstanding capital stock. In addition, it is currently our policy to retain future earnings, if any, to provide funds for the operation and expansion of our business. Accordingly, we do not currently intend to pay cash dividends on our common stock. Any payment of future cash dividends and the amounts thereof will be dependent upon our earnings, financial requirements, and other factors deemed relevant by our board of directors.

                                 CAPITALIZATION

    The following table shows our cash and cash equivalents and capitalization as of March 31, 2000:

    - on an actual basis; and

    - on a pro forma as adjusted basis to give effect to the automatic conversion of all outstanding shares of our convertible preferred stock on a one-for-one basis into 6,893,790 shares of common stock, which will
      occur upon the completion of this offering, and the sale of   shares of
      common stock by us in this offering at an assumed initial public offering
      price of $    per share less estimated underwriting discounts and
      commissions and estimated offering expenses payable by us.

                                                               AS OF MARCH 31, 2000
                                                              ----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
                                                                   (UNAUDITED)
Cash and cash equivalents...................................  $28,879      $
                                                              =======      ========
Capital lease obligations, less current portion.............  $ 1,660      $
Stockholders' equity:
  Series A Convertible Preferred Stock, $0.01 par value;
    3,500,000 shares authorized, 3,436,648 shares issued and
    outstanding actual; no shares authorized, issued and
    outstanding pro forma as adjusted.......................       34
  Series B Convertible Preferred Stock, $0.01 par value;
    4,000,000 shares authorized, 3,457,142 shares issued and
    outstanding actual; no shares authorized, issued and
    outstanding pro forma as adjusted.......................       35
  Undesignated Preferred Stock, $0.01 par value, no shares
    authorized, issued and outstanding actual; 7,500,000
    shares authorized, no shares issued and outstanding pro
    forma as adjusted.......................................       --
  Common Stock, $0.01 par value; 100,000,000 shares
    authorized, 8,288,388 shares issued and outstanding
    actual; 100,000,000 shares authorized,         shares
    issued and outstanding pro forma as adjusted............       83
Additional paid-in capital..................................   43,268
Deferred stock compensation.................................   (1,367)
Accumulated other comprehensive loss........................       (7)
Accumulated deficit.........................................   (5,995)
                                                              -------      --------
    Total stockholders' equity..............................   36,051
                                                              -------      --------
      Total capitalization..................................  $37,711      $
                                                              =======      ========

    The outstanding share information is based on our shares outstanding as of March 31, 2000. This information excludes our outstanding options and warrants as of March 31, 2000. See "Prospectus Summary--The Offering."

                                    DILUTION

    If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of common stock after this offering. "Dilution per share" represents the difference between the price per share to be paid by new investors in this offering and the pro forma net tangible book value per share immediately after this offering. We calculate pro forma net tangible book value per share by dividing the net tangible book value (total tangible assets less total liabilities) by the pro forma number of outstanding shares of common stock.

    Our pro forma net tangible book value at March 31, 2000 was approximately $33.8 million or $2.23 per share based on 15,182,178 shares of common stock outstanding after giving effect to the automatic conversion of all outstanding shares of our convertible preferred stock on a one-for-one basis into 6,893,790 shares of common stock, which will occur upon the closing of this offering.

    After giving effect to the sale of     shares of common stock in this
offering at an assumed initial public offering price of $    per share, less the
underwriting discounts and estimated offering expenses payable by us, our pro
forma net tangible book value at March 31, 2000 would have been $    million or
$    per share or, if the underwriters exercise their over-allotment option in
full, $    million or $    per share. This represents an immediate increase in
pro forma net tangible book value of $    per share to our existing stockholders
or $    per share if the underwriters exercise their over-allotment option in
full, and an immediate dilution in pro forma net tangible book value of $    per
share to new investors purchasing shares in this offering or $    per share if
the underwriters exercise their over-allotment option in full.

    The following table illustrates this dilution on a per share basis assuming the underwriters do not exercise their over-allotment option:

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share at March 31,
    2000....................................................   $
  Increase per share attributable to this offering..........
                                                               -----
Pro forma net tangible book value per share after this
  offering..................................................
                                                                          ------
Dilution per share to new investors.........................              $
                                                                          ======

    The following table illustrates this dilution on a per share basis assuming the underwriters exercise their over-allotment option in full:

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share at March 31,
    2000....................................................   $
  Increase per share attributable to this offering..........
                                                               -----
Pro forma net tangible book value per share after this
  offering..................................................
                                                                          ------
Dilution per share to new investors.........................              $
                                                                          ======

    The following table summarizes on a pro forma basis at March 31, 2000 after giving effect to the automatic conversion of all outstanding shares of our convertible preferred stock on a one-for-one basis into 6,893,790 shares of common stock, which will occur upon the closing of this offering, the number of shares of stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors, based upon an assumed initial public offering price of $ per share for shares purchased in this offering, before deducting the estimated underwriting discounts and commissions and estimated offering expenses:

                                         SHARES PURCHASED         TOTAL CONSIDERATION
                                        -------------------       -------------------       AVERAGE PRICE
                                         AMOUNT    PERCENT         AMOUNT    PERCENT          PER SHARE
                                        --------   --------       --------   --------       -------------
Existing stockholders.................                    %       $                 %         $
New investors.........................
                                        --------    ------        --------    ------          --------
Total.................................                    %       $                 %         $
                                        ========    ======        ========    ======          ========

    The following table summarizes the same information at March 31, 2000, assuming the underwriters exercise their over-allotment option in full.

                                         SHARES PURCHASED         TOTAL CONSIDERATION
                                        -------------------       -------------------       AVERAGE PRICE
                                         AMOUNT    PERCENT         AMOUNT    PERCENT          PER SHARE
                                        --------   --------       --------   --------       -------------
Existing stockholders.................                    %       $                 %         $
New investors.........................
                                        --------    ------        --------    ------          --------
Total.................................                    %       $                 %         $
                                        ========    ======        ========    ======          ========

    The foregoing discussion and tables assume no exercise of any outstanding stock options or warrants to purchase common stock as of March 31, 2000. See "Prospectus Summary--The Offering."

    To the extent these options or warrants are exercised, there will be further dilution to the new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in connection with, and are qualified by reference to, the consolidated financial statements and the related notes to the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1998 (Predecessor Company) and 1999 and the consolidated balance sheet data at December 31, 1998 (Predecessor Company) and 1999 are derived from our consolidated financial statements, which have been audited by KPMG LLP, independent auditors, included elsewhere in this prospectus. KPMG LLP's opinion contains an explanatory paragraph relating to our acquisition of the production services business of CNBC/Dow Jones Business Video (Predecessor Company), which became effective January 1, 1999 for accounting purposes. As a result of the change in control, the financial information for the period after the change in control is presented on a different cost basis than that for the period before the change in control and, therefore, is not comparable. See Note 1 to the consolidated financial statements. The consolidated statements of operations data for the three months ended March 31, 1999 and 2000 and the consolidated balance sheet data at March 31, 2000 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma basic and diluted net loss per common share data give effect to the automatic conversion, which will occur upon completion of this offering, of all outstanding shares of our convertible preferred stock on a one-for-one basis into 6,893,790 shares of common stock, as if this conversion had occurred on the date of initial issuance of the shares of convertible preferred stock. The unaudited pro forma as adjusted balance sheet data give effect to this
conversion and the sale of       shares of common stock offered hereby at an
assumed public offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                                           YEAR ENDED         THREE MONTHS ENDED
                                                          DECEMBER 31,             MARCH 31,
                                                      ---------------------   -------------------
                                                         1998        1999       1999       2000
                                                      ----------   --------   --------   --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                      PREDECESSOR
                                                        COMPANY                    (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues............................................    $ 1,496     $ 3,361     $  394    $ 2,654
Cost of revenues....................................      1,386       2,087        191      1,373
                                                        -------     -------     ------    -------
Gross profit........................................        110       1,274        203      1,281
Operating expenses:
  Research and development..........................        538         652         70        491
  Sales and marketing...............................        871       1,083         93        754
  General and administrative........................      1,240       2,775        225      1,964
  Amortization of goodwill and intangible assets....         --         574        142        142
  Stock-based compensation..........................         --          61         --        197
                                                        -------     -------     ------    -------
  Total operating expenses..........................      2,649       5,145        530      3,548
                                                        -------     -------     ------    -------
Loss from operations................................     (2,539)     (3,871)      (327)    (2,267)
Other income (expense), net.........................         --         116        (12)        27
                                                        -------     -------     ------    -------
Net loss............................................     (2,539)     (3,755)      (339)    (2,240)
Non-cash preferred stock dividend...................         --      (2,000)        --         --
                                                        -------     -------     ------    -------
Net loss attributable to common stockholders........    $(2,539)    $(5,755)    $ (339)   $(2,240)
                                                        =======     =======     ======    =======
Basic and diluted net loss per common share.........                $ (0.73)    $(0.05)   $ (0.27)
                                                                    =======     ======    =======
Shares used in basic and diluted net loss per common
  share calculation.................................                  7,936      7,203      8,288
                                                                    =======     ======    =======
Unaudited pro forma basic and diluted net loss per
  common share......................................                $ (0.59)              $ (0.18)
                                                                    =======               =======
Shares used in unaudited pro forma basic and diluted
  net loss per common share calculation.............                  9,679                12,599
                                                                    =======               =======

                                                      AS OF DECEMBER 31,      AS OF MARCH 31, 2000
                                                     ---------------------   -----------------------
                                                                                          PRO FORMA
                                                        1998        1999      ACTUAL     AS ADJUSTED
                                                     ----------   --------   ---------   -----------
                                                                     (IN THOUSANDS)
                                                     PREDECESSOR
                                                       COMPANY                      (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........................    $    --     $ 3,894     $28,879      $
Working capital/(deficiency).......................     (1,258)      2,705      26,251
Total assets.......................................      1,855      14,510      43,136
Capital lease obligations, less current portion....         --         898       1,660
Divisional/stockholders' equity....................        514       9,647      36,051

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS."

OVERVIEW

    We are a global provider of comprehensive services for the streaming of audio and video content and communications over the Internet. We are a successor to the production services business of CNBC/Dow Jones Business Video, a joint venture between MSNBC and Dow Jones, which commenced operations in January 1998. We were incorporated in November, 1998 and acquired the assets of the production services business on January 15, 1999. Since our inception we have raised approximately $40.9 million in private funding.

REVENUES

    We generate revenues from delivering live and on-demand audio and video content over the Internet and providing related services, including capture, production, publishing, hosting and distribution. These service offerings are often bundled into one package. For example, we will host and distribute the content that we capture and produce for our customers. In addition, we also offer the individual components of the service offerings such as capturing and producing the content, without hosting and distributing it. Through March 31, 2000, most of our revenues have been generated from bundled service offerings.

    Production services consist of the capture, production and publishing of multimedia content. Production services are generally sold under nonrefundable fixed price contracts. We recognize revenues for production services that are provided without hosting and distribution services as these services are rendered, provided that no significant obligations remain and collection of the resulting receivable is probable.

    Media hosting and distribution revenues are generated under noncancellable contracts with fees paid by the customer on a recurring monthly basis generally based upon bandwidth provided and the amount of content to be stored. Under these contracts, we recognize revenues as services are rendered, generally over the hosting period, provided that no significant obligations remain and collection of the resulting receivable is probable.

    Revenues for bundled service offerings are deferred and recognized over the hosting period, regardless of when the production process is complete, due to the lack of the vendor specific objective evidence required to allocate the fees between production services and media hosting and distribution services. When contracts contain bundled service offerings wherein vendor specific objective evidence exists for all undelivered elements, we recognize revenues for the delivered elements based upon a residual approach and defer revenues for the undelivered elements until the remaining obligations have been satisfied. We typically charge our customers fees with fixed and variable components for these bundled service offerings. The fixed component consists of a fee based on the particular production services to be provided, an agreed upon amount of content to be stored and number of streams to be delivered. To the extent that a customer exceeds agreed upon storage and delivery amounts, we typically charge additional fees based on the amount by which such content stored and delivered exceeds the agreed upon amounts.

COST OF REVENUES

    Cost of revenues consists of production expenses, comprised of personnel-related expenses, supplies and depreciation of production equipment, as well as the hosting and distribution costs including network operations personnel-related expenses, depreciation on network equipment, stream licenses, server hosting, co-location and bandwidth costs.

OPERATING EXPENSES

    Our operating expenses consist of research and development, sales and marketing, general and administrative, amortization of goodwill and intangible assets and stock-based compensation expenses.

    Research and development costs consist primarily of employee-related expenses, depreciation on development-related equipment and consulting fees. Research and development expenses to date have been related to the following two initiatives: (1) software and technology to further automate and improve the efficiency and effectiveness of our services and (2) software and tools to expand our service offering of streaming media applications that enable clients to produce and distribute their multimedia content and communications over the Internet. In accordance with the Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," we have capitalized certain costs related to the development of our proprietary software in 1999. We have capitalized software costs of approximately $535,000 as of December 31, 1999 and March 31, 2000. We continue to expense other research and development costs as incurred.

    Sales and marketing costs consist primarily of employee-related expenses for our sales and marketing personnel, sales commissions, rent and utilities for sales offices, marketing programs, public relations, promotional materials and trade show exhibit expenses.

    General and administrative costs include personnel and other employee-related expenses of our executive, finance, human resources and administrative functions. In addition to employee-related expenses, general and administrative expenses include professional service fees, facilities and equipment, provision for doubtful accounts and other general corporate expenses.

    Amortization of goodwill and intangible assets consists of the amortization of the excess of the purchase price over the identifiable tangible assets and liabilities acquired by us from CNBC/Dow Jones Business Video. We are amortizing these intangible assets over a two-to-five year period, which is the expected period of benefit of the related goodwill and other identified intangible assets.

    Stock-based compensation is related to grants of stock options made to employees. Through March 31, 2000, we granted stock options to purchase 1,112,707 shares of common stock to employees, of which options to purchase 1,018,207 shares of common stock at a weighted average exercise price of $4.82 per share remained outstanding at March 31, 2000. Certain of these options were granted at less than the deemed fair value on the date of grant. The deemed fair value of our common stock ranged from $2.47 to $8.75 per share during the period from March 31, 1999 through March 31, 2000. In connection with the granting of these options, we recorded deferred compensation of $926,000 in 1999 and $699,000 in the first quarter of 2000, representing the difference between the deemed fair value of the common stock at the date of grant for accounting purposes and the exercise price of the related options. These amounts were recorded as deferred compensation in our consolidated financial statements and are being amortized over the vesting period, typically four years, of the applicable options. We amortized $61,000 of deferred compensation in 1999 and $197,000 from January 1, 2000 through March 31, 2000. We expect to amortize the remaining deferred compensation annually as follows: $802,000 in 2000, of which $197,000 was recorded in the first quarter; $432,000 in 2001; $231,000 in 2002;
$96,000 in 2003; and $3,000 in 2004. These charges will impact our consolidated results of operations in future periods.

OTHER INCOME (EXPENSE), NET

    Other income (expense), net consists of interest income net of interest expense, including amortization of deferred financing costs.

    We granted a warrant to purchase 40,540 shares of common stock at an exercise price of $2.96 per share in connection with an equipment lease agreement in December 1999. The warrant is fully vested, exercisable immediately and expires in December 2009. We calculated the value of the warrant to be $241,000 using the Black-Scholes option pricing model. This amount has been recorded as deferred financing costs and is being amortized over the three year life of the related lease agreement.

NON-CASH PREFERRED STOCK DIVIDEND

    In December 1999, we completed a private placement of 808,623 shares of our series A convertible preferred stock at a purchase price of $2.47 per share. We received proceeds of approximately $2.0 million from this private placement. Our series A convertible preferred stock will automatically convert, on a one-for-one basis, into common stock upon the closing of this offering. The common stock had a deemed fair value of $7.03 per share on the date of the private placement. In connection with this issuance, we recorded a non-cash preferred stock dividend of $2.0 million, which relates to the beneficial conversion feature associated with such preferred stock, and is recorded in our 1999 consolidated statement of operations. The amount of this dividend was limited to the gross proceeds received by us in connection with this sale of our series A convertible preferred stock.

RESULTS OF OPERATIONS

    In January 1999 we commenced operations by acquiring the production services business of CNBC/ Dow Jones Business Video. Due to our limited operating history, we believe that year to year comparisons of 1998 against 1999 and our quarter to quarter comparisons of 1999 against 2000 are not meaningful and you should not rely upon them as indications of our future performance.

QUARTER ENDED MARCH 31, 1999 COMPARED TO THE QUARTER ENDED MARCH 31, 2000

REVENUES

    Revenues increased to $2.7 million for the quarter ended March 31, 2000 from $394,000 for the quarter ended March 31, 1999. The increase was due primarily to an increase in the number and size of production services sales and, to a lesser extent, media hosting and distribution services sales, generated by a larger sales force during the 2000 period. We had approximately 55 customers for the quarter ended March 31, 2000 as compared to 9 customers for the quarter ended March 31, 1999.

COST OF REVENUES

    Cost of revenues increased to $1.4 million for the quarter ended March 31, 2000 from $191,000 for the quarter ended March 31, 1999. The increase was due primarily to an increase in personnel-related expenses to support the higher sales volume of production services as well as from increased depreciation on network equipment from our newly built media and production center in New York. Our production and network operations personnel increased to 49 for the quarter ended March 31, 2000 from 14 for the quarter ended March 31, 1999.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses increased to $491,000 for the quarter ended March 31, 2000 from $70,000 for the quarter ended March 31, 1999. The increase was due primarily to increases in personnel-related and consulting expenses. Our development personnel increased to 6 for the quarter ended March 31, 2000 from 2 for the quarter ended March 31, 1999. We anticipate that research and development expenses will continue to increase as we continue to invest in the automation of business processes as well as potential new or enhanced service offerings.

    SALES AND MARKETING. Sales and marketing expenses increased to $754,000 for the quarter ended March 31, 2000 from $93,000 for the quarter ended March 31, 1999. The increase was due primarily to an increase in our direct sales force as well as commissions paid to sales personnel due to an increase in revenues. Our sales and marketing personnel increased to 26 for the quarter ended March 31, 2000 from 6 for the quarter ended March 31, 1999. We anticipate that sales and marketing expenses will continue to increase as we continue to grow our direct sales force, both domestically and internationally, and begin to increase our marketing and promotional efforts.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $2.0 million for the quarter ended March 31, 2000 from $225,000 for the quarter ended March 31, 1999. The increase was due primarily to salaries associated with newly hired personnel, facilities expansion and related costs to manage our overall growth. General and administrative personnel increased to 23 for the quarter ended March 31, 2000 from 3 for the quarter ended March 31, 1999. We expect that our general and administrative expenses will continue to increase in order to support our overall growth including personnel, facility expansion and expenses relating to our new responsibilities as a public company.

    AMORTIZATION OF GOODWILL AND OTHER INTANGIBLE ASSETS. Amortization of goodwill and other intangible assets was approximately $142,000 in both the quarters ended March 31, 2000 and 1999. Amortization of goodwill and intangible assets consists of the amortization of the excess of the purchase price over the identifiable tangible assets and liabilities acquired by us from CNBC/Dow Jones Business Video, which occurred in January 1999.

    STOCK-BASED COMPENSATION. Stock-based compensation increased to $197,000 for the quarter ended March 31, 2000 from $0 for the quarter ended March 31, 1999. The increase was due to the issuance of stock options at less than the deemed fair value on the date of grant.

OTHER INCOME (EXPENSE), NET

    Other income (expense), net increased to $27,000 for the quarter ended
March 31, 2000 from ($12,000) for the quarter ended March 31, 1999. The increase was due primarily to the interest earned on our cash balance as a result of our private equity financings offset by interest expense associated with our capital leases.

NET LOSS

    We have sustained losses on a quarterly and annual basis since inception and we expect to continue to sustain losses for the foreseeable future as we expand our operations and production and distribution facilities. Our net loss increased to $2.2 million in the quarter ended March 31, 2000 from $339,000 in the quarter ended March 31, 1999.

YEAR ENDED DECEMBER 31, 1998 (PREDECESSOR COMPANY) COMPARED TO THE YEAR ENDED
  DECEMBER 31, 1999

COMPARABILITY

    In connection with our acquisition of the production services business of CNBC/Dow Jones Business Video, referred to as our Predecessor Company, the assets and liabilities were recorded at their estimated fair market values effective as of January 1, 1999 for accounting purposes. As a result of this change in control, the financial information for the period after the change in control has been separated by a vertical black line due to the financial information being presented on a different cost basis which is not a comparable basis. See Note 1 to the consolidated financial statements.

REVENUES

    Revenues increased by 125% to $3.4 million in 1999 as compared to $1.5 million in 1998. The increase was due primarily to additional customers, building a direct sales force and developing new service offerings.

COST OF REVENUES

    Cost of revenues increased 51% to $2.1 million in 1999 from $1.4 million in 1998. The increase was due primarily to the increase in production expenses to support the higher sales volume of production services.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 21% to $652,000 in 1999 from $538,000 in 1998. The increase was due primarily to increases in personnel-related and consulting expenses in order to facilitate our development initiatives.

    SALES AND MARKETING. Sales and marketing expenses increased 24% to $1.1 million in 1999 from $871,000 in 1998. The increase was due primarily to an increase in our direct sales force as well as commissions paid to sales personnel due to an increase in revenue.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 124% to $2.8 million in 1999 from $1.2 million in 1998. The increase was due primarily to salaries associated with newly hired personnel, facilities expansion and related costs to manage our overall growth.

    AMORTIZATION OF GOODWILL AND INTANGIBLE ASSETS. Amortization of goodwill and other intangible assets increased to $574,000 in 1999 from $0 in 1998. The increase was due to the goodwill and intangible assets recorded as a result of our purchase of the production services business from CBNC/ Dow Jones Business Video, which occurred in January 1999.

    STOCK-BASED COMPENSATION. Stock-based compensation increased to $61,000 in 1999 from $0 in 1998. The increase was due to the implementation of an employee stock option plan during 1999.

OTHER INCOME (EXPENSE), NET

    Other income (expense), net increased to $116,000 for the year ended December 31, 1999 from $0 for the year ended December 31, 1998. The increase was due primarily to the interest earned on our cash balance as a result of our private equity financings.

NET LOSS

    Our net loss increased to $3.8 million for the year ended December 31, 1999 from $2.5 million for the year ended December 31, 1998. In addition, our net loss attributable to common stockholders increased to $5.8 million for the year ended December 31, 1999 from $2.5 million for the year ended December 31, 1998 as a result of the various factors mentioned above as well as the non-cash preferred stock dividend charge of $2.0 million.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth certain unaudited consolidated statements of operations for each of our last five quarters up to and including the quarter ended March 31, 2000. In our opinion, this information has been prepared on substantially the same basis as the audited consolidated financial statements included elsewhere in this prospectus and includes all adjustments, consisting of normal recurring accruals, that we consider necessary to present fairly the unaudited quarterly results of operations. The quarterly data should be read in conjunction with our audited consolidated financial statements and the related notes to the consolidated financial statements appearing elsewhere in this prospectus. The operating results for any given quarter are not necessarily indicative of the operating results for any future period.

                                                           QUARTER ENDED
                                -------------------------------------------------------------------
                                MARCH 31,     JUNE 30,    SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                   1999         1999          1999            1999          2000
                                ----------   ----------   -------------   ------------   ----------
                                                          (IN THOUSANDS)
                                                            (UNAUDITED)
Revenues......................    $ 394        $  705        $   665         $ 1,597      $ 2,654
Cost of revenues..............      191           546            500             850        1,373
                                  -----        ------        -------         -------      -------
Gross profit..................      203           159            165             747        1,281
Operating expenses:
  Research and development....       70           144            235             203          491
  Sales and marketing.........       93           249            314             427          754
  General and
    administrative............      225           486            798           1,266        1,964
  Amortization of goodwill and
    intangible assets.........      142           144            144             144          142
  Stock-based compensation....       --             1             15              45          197
                                  -----        ------        -------         -------      -------
  Total operating expenses....      530         1,024          1,506           2,085        3,548
                                  -----        ------        -------         -------      -------
Loss from operations..........     (327)         (865)        (1,341)         (1,338)      (2,267)
                                  -----        ------        -------         -------      -------
Other income (expense), net...      (12)           31             64              33           27
                                  -----        ------        -------         -------      -------
Net loss......................    $(339)       $ (834)       $(1,277)        $(1,305)     $(2,240)
                                  =====        ======        =======         =======      =======

    Our revenues and cost of revenues have increased in all quarters presented except for the quarter ended September 30, 1999. The general increases were due to various factors such as our direct sales force efforts and penetration of additional accounts, enhanced service offerings and an overall acceptance and increase in demand for streaming media services. The decrease in revenues and cost of revenues for the quarter ended September 30, 1999 was a result of a decrease in sales of Internet equity roadshow presentations due to the decline that occurred in equity underwritings during this quarter, particularly in the month of August. Historically, the number of equity offerings occurring in the months of August and December has been lower than in other months of the year. Accordingly, in the future, our revenues from Internet equity roadshow presentations may be lower in the third and fourth quarters.

    Our operating expenses have increased in all quarters presented reflecting increased spending in all areas including research and development to automate and enhance our service offerings, sales and marketing to build and maintain a direct sales force, general and administrative to support our overall growth including personnel and facilities, and stock-based compensation to reflect the issuance of additional employee stock options.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations and met our capital expenditure requirements primarily through the private sale of equity securities and, to a lesser extent, funds borrowed from a stockholder. Since
December 1998, we have raised approximately $40.9 million in private equity funding in order to expand our research and development activities, infrastructure build-out and sales and marketing efforts.

    Cash used in operating activities was $574,000 for the quarter ended
March 31, 2000 and $2.5 million for the year ended December 31, 1999. Cash used in operating activities resulted primarily from our net losses offset by depreciation, amortization of goodwill, deferred rent, stock-based compensation expense and changes in working capital.

    Cash used in investing activities was $1.7 million for the quarter ended March 31, 2000 and $4.9 million for the year ended December 31, 1999. The cash used in investing activities was related primarily to the purchase of property and equipment and investments in our systems infrastructure.

    Cash provided by financing activities amounted to $27.3 million for the quarter ended March 31, 2000 and $11.2 million for the year ended December 31, 1999. Cash provided by financing activities was primarily from the private sale of equity securities and a $1.0 million loan from our Chairman reflected in 1999.

    Although we have no material commitments for capital expenditures or other long term obligations other than our capital and facility lease commitments, we anticipate we will substantially increase our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel, including our global expansion efforts. As of March 31, 2000, we had $2.9 million in capital lease obligations. We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future and that our operating expenses will be a material use of our cash resources. In addition, we intend to spend over $20 million on capital expenditures in 2000 through 2001. We believe that the net proceeds from this offering, together with our existing cash of $28.9 million at March 31, 2000 and future cash from operations, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next
12 months. To the extent that we require additional funds to support our operations, we may need to sell additional equity, issue debt or convertible securities, obtain credit facilities or obtain other sources of funding.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. We adopted SOP 98-5 on January, 1999. As we had not capitalized such costs, the adoption of SOP 98-5 did not have an impact on our consolidated financial statements.

    In April 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. During 1999, we capitalized costs incurred for the development of proprietary software in the amount of $535,000.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. Subsequently, the FASB issued SFAS No. 137 which deferred the effective date of SFAS No. 133. SFAS
No. 137 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We have not yet analyzed the impact of this pronouncement on our financial statements.

                                    BUSINESS

OVERVIEW

    We are a global provider of comprehensive services for the streaming of audio and video content and communications over the Internet. Our turnkey service offering integrates seamlessly into the Internet strategies of businesses, including financial services, media and corporate clients and incorporates the capture, production, publishing, hosting and distribution of multimedia content. Our suite of services and scalable network infrastructure enable our customers to focus on creating content, while outsourcing the streaming media process to us.

    We are one of the first companies to focus on providing comprehensive streaming media services. Our initial focus has been to provide leading financial services companies such as Charles Schwab, Goldman Sachs, Merrill Lynch, Morgan Stanley and Salomon Smith Barney with the ability to communicate business-critical information in a timely, cost-effective manner over the Internet. We provide these clients with streaming media services in connection with research analyst presentations, debt and equity roadshows and investor conferences.

    In other industries, we provide media and corporate clients with live and on-demand streaming media solutions for enhanced advertising, entertainment, news, product information, promotional presentations, education, training and corporate announcements to investors and employees. Media and corporate clients currently using our services include CNBC/Dow Jones Business Video, General Electric, Merck, MTVi, PRIMEDIA and Trans World Entertainment.

MARKET OPPORTUNITY

    Streaming media technology enables the continuous transmission and playback of multimedia content over the Internet and represents a significant advancement over previously available technologies. Prior to the development of streaming media technologies, Internet users could not play back audio and video segments until the content was downloaded to their computers in its entirety. However, the advent of streaming media technology has introduced the Internet as a viable alternative to other media for the delivery of high quality digital content.

    Businesses are constantly seeking faster and more cost-efficient methods of providing timely product, educational and financial information. Streaming media technology enables businesses to distribute this information in the form of live or on-demand audio and video communications on a real-time basis.

    Applications for streaming media include broadcasting entertainment programming as well as corporate communications with customers, business partners and employees through the use of the Internet and corporate intranets. Businesses can use streaming media technology for live and on-demand entertainment, news, product introductions, internal corporate communications, employee training sessions, advertising campaigns, trade shows, press conferences, equity and debt roadshow presentations, research analyst and fund manager presentations, and investor conferences.

    We believe that the following additional key factors will increase the use of streaming media:

    - Desire of businesses to take advantage of the Internet's global reach;

    - Growth in broadband access and connectivity;

    - Demand for rich media content; and

    - Commitment by large technology companies to streaming media technology.

    Paul Kagan Associates estimates that the number of unduplicated streaming media players, such as Microsoft's Windows Media Player, RealNetworks' RealPlayer and Apple's QuickTime, will increase from approximately 48 million in 1998 to approximately 139 million in 2004, representing more than a

90% penetration of the total installed base of Internet browsers. Industry data indicate that the number of U.S. companies using streaming media on their Web sites will nearly triple from 1999 to 2001 to almost half of all U.S. companies.

    Since producing content in a streaming media format is a technology intensive process, we expect demand for a comprehensive outsource solution to increase substantially as streaming media services evolve and become more complex. Industry data indicate that the percentage of U.S. companies outsourcing streaming media services would nearly double to approximately 40% of all U.S. companies using streaming media.

NEXTVENUE SOLUTION

    We provide the means by which businesses can use streaming media to communicate with customers, business partners, investors and employees. We believe that we are positioned to capitalize on the growing market for streaming media services. By using our services our customers are able to:

    ACHIEVE OPERATING AND COST EFFICIENCIES BY OUTSOURCING TO US. We provide our customers with a comprehensive suite of streaming media services, including the capture, production, publishing, hosting and distribution of content and communications. Each one of these processes involves operational and technical challenges that would be difficult and costly for non-technical organizations to overcome successfully on their own. As a result of outsourcing with us, customers receive high quality, secure and cost-effective service without having to invest in infrastructure, develop technical expertise, hire and retain employees and manage the evolving and complex technical challenges of the streaming media industry.

    PROMOTE THEIR BRANDS EXCLUSIVELY BECAUSE WE DO NOT PROMOTE OUR BRAND ON THEIR WEB SITES. We believe that the importance of building and extending brand recognition has produced significant growth in the demand for Internet-based audio and video services. We do not promote our brand on our customers' Web sites, which enables them to protect and extend their own brand awareness while using our streaming media technology services. We believe this approach fosters an ongoing collaborative relationship with our customers.

    BENEFIT FROM OUR ADVANCED MEDIA HOSTING CAPABILITIES. Many hosting service providers simply provide the physical space to house their customers' servers. Their customers are required to maintain, operate and support their own hardware and software. We provide a full range of services to maintain and operate our customers' hosting environment. We also provide value-added services designed specifically for streaming media such as media storage, subscriber management, reporting and alerting and audio and video search capabilities.

    USE ALL OF THE INDUSTRY-LEADING STREAMING MEDIA FORMATS ACROSS THE FULL RANGE OF TRANSMISSION SPEEDS. New technologies such as streaming media often use multiple formats. We maintain platform neutrality among the digital media technologies, formats and speeds. We are able to convert our clients' content into all major streaming multimedia digital formats including Microsoft's Windows Media Player, RealNetworks' RealPlayer and Apple's QuickTime. In addition, we encode our customers' media into the full range of transmission speeds. This provides our customers with the flexibility to distribute their content in a variety of streaming media formats and speeds in order for them to effectively reach their target audience.

STRATEGY

    Our goal is to be the leading global provider of integrated streaming media solutions for Internet-based audio and video communications. Our strategy includes the following key initiatives:

    FOCUS ON OUR INDUSTRY-SPECIFIC DIRECT SALES APPROACH. Our sales professionals have relevant experience in the industries that we target so they can effectively interact with the business leaders in these markets. We use our industry-specific knowledge to demonstrate to potential clients how streaming media can be strategic to their business initiatives. We believe this approach will enable us to further penetrate and expand our customer base in the financial services, media and corporate markets.

    EXPAND EXISTING CLIENT RELATIONSHIPS, DOMESTICALLY AND INTERNATIONALLY. Our current client base includes large corporations that view the Internet as a fundamental part of their corporate strategies and have multiple potential applications for our services. We work closely with our clients to develop new ways for them to apply streaming media technology to their businesses. We intend to leverage these relationships to provide our services to our existing clients in other geographic locations as well as other business units.

    PENETRATE NEW GEOGRAPHIC MARKETS. We intend to expand our sales efforts to focus on new geographic markets where we believe significant opportunities to provide our services may exist. In addition to our sales offices in New York, Los Angeles, San Francisco and London, we opened a sales office in Frankfurt in April 2000 and intend to open a sales office in Asia later this year.

    ENHANCE OUR OPERATIONAL EFFICIENCY AND SCALABILITY THROUGH AUTOMATION. We intend to continue to develop software in order to further automate our internal processes and enhance the efficiency of our operations. Through the development and implementation of proprietary automation systems, we expect to produce higher volumes of streaming media content with less incremental headcount and cost.

    CREATE NEW SERVICES AND EXPAND OUR CAPABILITIES. We intend to continue to develop solutions that address evolving client requirements which can be leveraged across different clients in multiple markets. For example, we recently launched NextPresenter, a Web-based interactive presentation solution that synchronizes slides with streaming audio. This solution allows us to satisfy business communications needs of companies including training, product launches and sales presentations.

SERVICE OFFERINGS

    We provide our customers a turnkey service offering they can use to deliver their content in the form of streaming media. The elements of our offering consist of content capture, production, publishing, hosting and distribution. This enables us to provide our clients with streaming media applications such as audiocasts, videocasts and illustrated audio and video. In addition, we have created specific proprietary solutions for frequently requested applications.

    ELEMENTS OF TURNKEY SERVICE

    CONTENT CAPTURE. Capture is the process of acquiring our clients' audio and video content. Our capture capabilities include receiving satellite, telephony, video conferencing and various audio and video tape formats, as well as recording live events. These capture capabilities permit our customers to provide us with multimedia content in the formats they find most convenient.

    PRODUCTION. Production is the process of converting captured content into the digital format necessary for a streaming media presentation. We convert our customers' content from virtually any commercially available input format into all of the industry-leading streaming media formats across the full range of transmission speeds. Our other production services include editing, media integration, indexing and digital watermarking. We edit content to enhance the quality of audio and video segments, integrate other media such as slides and graphics and index the content in a way that allows the end-user to skip forward and backward to specific points of interest. Finally, we use new technologies such as digital watermarking applications to provide our customers with the ability to protect their proprietary content.

    PUBLISHING. Publishing is the process of transferring the produced content to the appropriate servers in order to be made available for distribution over the Internet. We can publish the produced content to the appropriate servers within our hosting environment, our customers' hosting environment or both hosting environments. We utilize our proprietary publishing software to simplify and automate the simultaneous publishing of digital content to multiple server environments.

    ADVANCED MEDIA HOSTING. Hosting is the storage of produced content on a server which is accessible to end users. For content we host on our own servers, we can provide our customers with a broad range of advanced hosting services including:

    - MEDIA STORAGE, which incorporates the necessary hardware and software as well as the licenses required to distribute streaming media to end users. Our infrastructure consists of multiple server types including streaming media servers, such as Windows Media and Real G2, Web servers, database servers and storage servers;

    - SUBSCRIBER MANAGEMENT, which consists of the security systems necessary to register and identify users and control access to our clients' content;

    - REPORTING AND ALERTING, which permits our clients to obtain site usage information, traffic statistics and other end user data on a real-time basis, either through the Internet at their own convenience or through automated e-mail or pager alerts; and

    - AUDIO AND VIDEO SEARCH CAPABILITIES, which enable end users, through our proprietary software, to search a database based on a keyword and retrieve relevant media files.

    DISTRIBUTION. We distribute content using traditional Internet backbones, such as Cable and Wireless, GlobalCenter, MCI Worldcom, Sprint and UUNET, as well as optimized broadband streaming media networks, such as Enron and iBEAM. We provide our clients with connectivity designed to meet their specific distribution needs.

    SPECIFIC APPLICATIONS

    Our turnkey service offering enables us to provide a wide array of streaming media applications to our clients. These applications may contain or integrate audio, video, text and graphical slides. The following table highlights examples of how our clients use these applications.

     APPLICATION                    DESCRIPTION                             EXAMPLES
---------------------   ------------------------------------  ------------------------------------
Audiocast               Live and on-demand streaming of       Research analyst calls, conference
                        audio content.                        calls and radio webcasts.

Videocast               Live and on-demand streaming of full  Advertising, news, product
                        motion video content.                 promotions, conferences, corporate
                                                              communications and concerts.

Illustrated Audio       Live and on-demand streaming of       Virtual debt and equity roadshows,
                        audio content integrated with slides  presentations, morning calls,
                        or graphics.                          conferences, continuing education,
                                                              corporate training, internal
                                                              corporate communications and product
                                                              launches.

Illustrated Video       Live and on-demand streaming of full  Virtual debt and equity roadshows, motion video content integrated with  presentations, continuing education,
                        slides or graphics.                   corporate training, product
                                                              launches, and multimedia marketing
                                                              campaigns.

    PROPRIETARY SOLUTIONS

    We have developed proprietary solutions for streaming media applications that meet our clients' evolving needs. Examples of our innovations include:

    NEXTEVENT. We have developed a proprietary event-based system that uses Microsoft Site Server technology for the delivery of streaming media content. The NextEvent system is used for streaming content that must be protected for authorized access only. It utilizes advanced media hosting features such as subscriber management, reporting and alerting and audio and video search capabilities. The system can be used for audio and video webcasts as well as illustrated audio and video presentations. Examples of specific applications that utilize the NextEvent solution include debt and equity roadshow presentations, research analyst presentations, conferences, corporate training and continuing education.

    NEXTPRESENTER. We have developed a live Web-based presentation service which allows a presenter to control a slide presentation with audio over the Internet. The service includes host, moderator and client interfaces. The host interface is used by the presenter and is the only interface that can control the presentation. Each participant views the presentation through a client interface which allows the participant to view the slides and pose questions over the Internet. The system provides flexibility to permit the host to field questions directly or through a moderator. The moderator interface enables a person to screen questions and forward them to the host. The host responds to participant questions through the audio portion of the presentation. All features are provided through a standard Web browser and the user is not required to download software.

    NEXTPHONESHOW. We have developed a voice content delivery system that allows clients without computer sound cards to view illustrated presentations over the Internet synchronized with audio distributed over existing phone lines. The viewer controls the presentation either online or by telephone, which simultaneously manages the visual component on the PC and the audio component transmitted over the telephone, and allows for a full range of play-back features including forward, reverse, skip, search and pause.

    NEXTPUBLISHER. In order to simplify and automate the publishing of multimedia content, we use our proprietary publishing software known as NextPublisher. NextPublisher utilizes a graphical user interface that enables our production personnel to produce and publish all of the components of a project with a single click of the computer mouse. Upon publishing a piece of multimedia content, the NextPublisher system formats the Web page in the customer or project-specific manner, copies all files to the appropriate server locations, and informs our quality assurance team that the project is published and ready for review.

SUPPORT SERVICES

    As part of our solution, we provide 24 hours-a-day, 7 days-a-week global phone support for our clients and their end users. The focus of our support team is to enable end users to view our clients' streaming media presentations. Our support service includes assisting our clients and their end users with various technical issues including the downloading streaming media players and the configuration of Web browsers. As an added service we can brand the support calls so end users feel as if the support is being provided by our clients.

DEVELOPMENT

    We invest significantly in research and development in order to enhance our service offerings through automation and application development. We will continue to focus on automating internal processes that enhance the efficiency of our operations and allow us to produce more digital content with less incremental headcount and cost. We also intend to modify and develop applications that can respond to our existing customers' requirements and enable us to penetrate new customers and markets. We expect that we will continue to increase our development expenditures in the future.

PROPRIETARY RIGHTS

    We rely on a combination of trade secret, patent and copyright law and contractual restrictions to protect the proprietary aspects of our technology. We have pending patent and copyright applications where it makes sense, in our judgment. We believe our positions are strong, but we cannot assure investors that we will receive all of the protections that we seek. Our only material trademark or tradename is "NextVenue." We also seek to protect our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. These legal protections provide limited protection for our technology. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are equally as important as the various legal protections of our technology.

CUSTOMERS

    We have worked with customers in the financial services, media and corporate markets in both the United States and Europe. We believe these companies understand the critical importance of communicating through their Internet and intranet sites and have a significant amount of multimedia content to distribute. Our customers include, among others, Charles Schwab, CNBC/Dow Jones Business Video, General Electric, Goldman Sachs, Merck, Merrill Lynch, Morgan Stanley, MTVi, PRIMEDIA, Salomon Smith Barney and Trans World Entertainment.

COMPETITION

    The streaming media industry is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. We compete with other companies that provide streaming media services, audio conferencing companies, video conferencing companies and Internet business services broadcasters and hosting service providers. We also face the risk that our own customers may develop their own infrastructure and capabilities to capture, produce, publish, host and distribute streaming media, which could eliminate the need for our services to these customers.

    Our competition may be industry or market specific. In the financial services industry, we compete directly with Yahoo! Broadcast's Business Services Group and Bloomberg L.P. In other markets, we compete with Web site operators and content publishers that employ in-house technical personnel to develop and manage streaming media technology. Our competitors also may include such companies as Akamai Technologies, Inc., RealNetworks, Inc. and Digital Island, Inc. Any of these competitors may decide to enter markets they do not currently serve, such as the financial services industry. Since our business is dependent on the overall success of the Internet as a communication medium, we also compete with traditional media such as radio and television.

    Principal competitive factors include reliability of service, processing time, ease of access, ease of use, customer support, transmission quality, operating experience and price. Many of our current and potential competitors have longer operating histories, larger customer or user bases, and significantly greater financial, marketing and other resources. These competitors can devote substantially more resources than we can to business development and may adopt aggressive pricing policies. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with our competitors as the use of the Internet and other online services increases.

EMPLOYEES

    As of March 31, 2000, we had a total of 104 employees, including 49 in production and network operations, 26 in sales and marketing, 6 in research and development and 23 in general and administrative. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good.

FACILITIES

    Our principal office occupies approximately 31,000 square feet in New York City, under a lease that expires in March 2010. Annual lease payments on the New York City facility are approximately $880,000. In addition, we lease sales, service and development offices in London, Frankfurt, San Francisco, Los Angeles and Memphis. We do not own any real property.

LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings.

                                   MANAGEMENT

    Our executive officers, key employees and directors, and their ages and positions as of March 31, 2000, are as follows:

            NAME                AGE                                   POSITION
----------------------------  --------   -------------------------------------------------------------------
J. Markham Green............     56      Executive Chairman of the Board of Directors
Nicholas Balletta...........     36      President, Chief Executive Officer and Director
Andrew Feig.................     33      Senior Vice President, Chief Technical Officer and Director
G. Brian Dockray............     30      Senior Vice President and Chief Financial Officer
Chris Lafferty..............     31      Vice President--Technical Operations
Frank Joanlanne.............     33      Vice President--Sales
Gareth Robinson.............     38      Vice President--Europe
Gregory Harper..............     48      Director

    J. MARKHAM GREEN is a co-founder and serves as Executive Chairman of the Board of Directors. Mr. Green served as Chief Executive Officer from
November 1998 to January 2000. From 1973 to 1992, Mr. Green held several positions at Goldman Sachs. Mr Green's last position at Goldman Sachs was as general partner and co-head of the Financial Services Industry Group. Since retiring from Goldman Sachs in 1992, Mr. Green has been involved as a director and investor in the start-up phase of several companies including, among others, Affordable Residential Communities, BFC Enterprises and PowerAdz.com LLC.

    NICHOLAS BALLETTA is a co-founder and has served as President since inception. Mr. Balletta assumed the position of Chief Executive Officer in January 2000. Prior to co-founding NextVenue, Mr. Balletta was a Director at Level 3 Communications managing the northeastern region for Web distribution services from March 1998 to January 1999. In 1995, Mr. Balletta co-founded Voyager Data Networks, a value-added provider of Internet and Web hosting services and served as an Executive Vice President until September 1997. In September 1997, Voyager was acquired by GlobalCenter Inc., an Internet and Web colocation service provider. In February 1998, GlobalCenter was acquired by Frontier Communications Corp. After the acquisition, Mr. Balletta served as eastern region Vice President for Frontier GlobalCenter and was responsible for managing the Web co-location and Internet business on the east coast until March 1998.

    ANDREW FEIG is a co-founder and has served as Senior Vice President and Chief Technology Officer since January 1999. From March 1998 to January 1999, Mr. Feig was a Director at Level 3 Communications, running a national technical organization and helping to develop Internet Protocol products. In 1995, Mr. Feig co-founded Voyager Data Networks with Mr. Balletta and was a Vice President responsible for product engineering and network operations until September 1997. In September 1997, Voyager was acquired by GlobalCenter Inc., an Internet and Web co-location service provider. In February 1998, GlobalCenter was acquired by Frontier Communications Corp. After the acquisition and until March 1998, Mr. Feig was a Vice President for Frontier GlobalCenter managing the eastern half of the United States for both operations and technical support.

    G. BRIAN DOCKRAY joined us in March 2000 and serves as Senior Vice President and Chief Financial Officer. From September 1999 to March 2000, Mr. Dockray was a Vice President at Deutsche Banc Alex. Brown in the New Media Investment Banking division. From December 1996 to September 1999, Mr. Dockray was employed by NBC. From February 1998 to September 1999, he was the Chief Financial Officer of NBC Interactive Media, NBC's Internet division. In this capacity, he performed and managed financial reporting, implemented various policies and procedures and structured and negotiated business development activities including mergers, acquisitions and minority investments. From December 1996 to February 1998, Mr. Dockray was a Manager in NBC's Business Development and International Finance division. From October 1992 to December 1996, he was employed by

Deloitte & Touche, an independent public accounting firm, where he held a number of positions, including, most recently, in the Mergers and Acquisitions group.

    CHRIS LAFFERTY has served in his capacity of Vice President--Technical Operations since inception. Prior to joining us, Mr. Lafferty set up the operations team for Level 3 Communications' Web hosting business from August 1998 to January 1999. Prior to that Mr. Lafferty was Regional Manager for the east coast region of Frontier Global Center, where he built a Web-hosting and management organization from October 1996 to August 1998. From October 1989 to October 1996, Mr. Lafferty was a technical project manager with British Petroleum in London, and then JP Morgan in London and New York.

    FRANK JOANLANNE joined us as Vice President--Sales in January of 2000. From 1999 to January 2000, Mr. Joanlanne served as the Managing Director of Emerging Market Distressed Debt at Amroc Investments where he was responsible for the negotiation of sovereign and corporate distressed assets. Prior to joining Amroc, Mr. Joanlanne was a Director of Sales & Trading at Credit Agricole Indosuez from 1996 to 1999. As a director, he was responsible for managing the U.S. sales and trading division of emerging markets as well as having responsibilities for the firm's other offices in Sao Paulo, London and Moscow. From 1992 to 1996, he was employed by Deutsche Bank as a Vice President in the Global Fixed Income Institutional Sales group.

    GARETH ROBINSON has served as Vice President--Europe since June of 1999. Prior to joining us, from November 1998 to June 1999, Mr. Robinson served as Global Sales and Marketing Director for FutureMedia, a company that provides e-commerce and on-line education over the Internet. From January 1997 to November 1998, Mr. Robinson served as Vice President--Europe for Optimal Networks Inc., a supplier of enterprise resource planning consulting services and networking tools. From 1993 to January 1997, Mr. Robinson served as International General Manager--Networking Division of Applied
Communications Inc., a supplier of banking transaction software and networking tools.

    GREGORY HARPER is a co-founder and has served as a director since inception. He is President and founder of Cerberus Corp., a technology, video, and Internet consulting, software engineering and design firm. Through Cerberus, Mr. Harper serves as an advisor to NextVenue and to several leading Wall Street investment banks in the area of Web delivery of research and financial information, particularly streaming audio and video. Previously, from 1996 to 1999, Mr. Harper served as Chief Technologist to CNBC/Dow Jones Business Video, our predecessor company.

BOARD OF DIRECTORS

    We expect that, upon completion of this offering, our board of directors will have seven members, comprising the four persons identified as directors above and three additional independent directors to be identified prior to the completion of this offering.

BOARD COMMITTEES

    Prior to the completion of this offering, we will establish an audit committee and a compensation committee, each comprised of at least two of our independent directors. The audit committee will review our internal accounting procedures and consider and report to the board of directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The compensation committee will review and recommend to the board of directors the salaries, benefits and stock option grants for all employees, consultants, directors and other individuals compensated by us. The compensation committee also will administer our stock option and other employee benefit plans.

EXECUTIVE COMPENSATION

    The following summary compensation table sets forth information concerning compensation earned in 1999 by our chief executive officer and each other executive officer whose salary and bonus earned in 1999 exceeded $100,000. We refer to these officers as our "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION DURING 1999                        SALARY
---------------------------------------                       --------
J. Markham Green, Chief Executive Officer...................  $      0
Nicholas Balletta, President and Chief Operating Officer....   147,109
Andrew Feig, Senior Vice President and Chief Technical
  Officer...................................................   117,683

    None of the Named Executive Officers received any other compensation in 1999, and none of the Named Executive Officers has received a grant of options under our 1999 stock option plan.

1999 STOCK OPTION PLAN

    Our board of directors has adopted our 1999 stock option plan. Our stockholders also approved this plan. We have reserved 3 million shares of our common stock for issuance under this plan. In general, if options awarded under the plan are forfeited, then those options will again become available for awards under the plan. As of March 31, 2000, we have granted options to purchase 1,018,207 shares of common stock.

    Upon completion of this offering, the compensation committee of our board of directors will administer the 1999 stock option plan. This committee will have the complete discretion to make all decisions relating to the interpretation and operation of the plan. The committee will have the discretion to determine who will receive an award, how many shares will be covered by the award, what the vesting requirements will be, if any, and what the other features and conditions of each award will be.

    The following groups of individuals are eligible to participate in the 1999 stock option plan:

    - officers and other employees;

    - members of our board of directors; and

    - independent contractors.

    Options granted under this plan may only be nonqualified stock options that are not intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986. The exercise price for all options granted under the plan may not be less than 100% of the fair market value, as determined by the committee, of our common stock on the option grant date. Optionees may pay the exercise price by using:

    - cash;

    - shares of common stock that the optionee already owns;

    - an immediate sale of the option shares through a broker designated by us;
      or

    - a loan, secured by the option shares, from a broker designated by us.

    Options vest at the time or times determined by the compensation committee. In most cases, our options vest over the four-year period following the date of grant. Options generally expire 10 years after they are granted, except that they generally expire earlier if the optionee's service terminates earlier.

    Our compensation committee may determine that an option under the 1999 stock option plan will become fully or partially vested if we are subject to a change in control or if a participant's employment is terminated after a change in control. A change in control includes the following:

    - a merger after which our own stockholders own 50% or less of the surviving corporation or our parent company;

    - a sale of all or substantially all of our assets;

    - a proxy contest that results in the replacement of more than one-half of our directors over a 24-month period; or

    - an acquisition of 50% or more of our outstanding stock by any person or group.

    Our board may amend or terminate the 1999 stock option plan at any time. If our board amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The 1999 stock option plan will continue in effect indefinitely, unless the board decides to terminate the plan earlier.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND
  OFFICERS

    As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation provides that the directors shall not be liable to NextVenue or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the General Corporation Law as it now exists or as it may be amended. As of the date of this prospectus, the General Corporation Law permits limitations of liability for a director's breach of fiduciary duty other than liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our bylaws provide that we shall indemnify all of our directors, officers, employees and agents for acts performed on our behalf in such capacity.

                           RELATED PARTY TRANSACTIONS

LOAN FROM A DIRECTOR

    On November 27, 1998, we borrowed $1.0 million from J. Markham Green, Executive Chairman of the Board of Directors. Our obligation to repay the loan was evidenced by a promissory note. This note bore interest at a rate of 5.04% per annum and matured on November 27, 2008. We accrued interest under the note in the amounts of approximately $50,000 in 1999 and approximately $10,000 in the first quarter of 2000.

    This note was exchanged for 114,285 shares of our series B convertible preferred stock as part of a private offering of series B convertible preferred stock on March 9, 2000. The number of shares received upon exchange of the Note was determined by dividing the outstanding principal of $1.0 million by $8.75, the per-share price of our series B convertible preferred stock in that offering.

TRANSACTIONS WITH CNBC/DOW JONES BUSINESS VIDEO

    On January 15, 1999, we acquired the production services business of CNBC/Dow Jones Business Video in exchange for 1,425,000 shares of our common stock. In May 1999, we issued 54,765 additional shares of common stock to CNBC/Dow Jones Business Video for no additional consideration under a limited antidilution provision, which no longer applies, contained in the agreement pursuant to which we acquired the production services business.

    In connection with the acquisition of the production services business, on January 15, 1999, we entered into a three-year Master Professional Services Agreement with CNBC/Dow Jones Business Video pursuant to which we provide it with capture, production, publishing and related services for a fee of $30,000 per month. We earned revenues from CNBC/Dow Jones Business Video of $345,000 in 1999 and $90,000 in the first quarter of 2000 under this agreement. We also entered into a three-year Master Hosting and Network Services Agreement with CNBC/Dow Jones Business Video pursuant to which we provide it with Web server hosting and co-location at no charge. See Note 8 to the consolidated financial statements for a discussion of the accounting treatment of the services provided under this agreement.

    From January 15, 1999 to January 15, 2000, we leased space from CNBC/Dow Jones Business Video. We recorded expenses of approximately $148,000 in 1999 and $9,000 in the first quarter of 2000 under this lease. In the first quarter of 2000, we purchased equipment from CNBC/Dow Jones Business Video for $78,000. In addition, during the first quarter of 2000, we provided CNBC/Dow Jones Business Video with production services unrelated to the contracts described above for which we earned revenues of approximately $62,000.

SERVICES TO OTHER SIGNIFICANT STOCKHOLDERS

    We provide streaming media services to Morgan Stanley, Goldman Sachs and Merrill Lynch, each of which beneficially owns more than 5% of our outstanding common stock. For these services, we earned revenues of approximately
$1.2 million in 1999 and $702,000 in the first quarter of 2000 from Morgan Stanley; $523,000 in 1999 and $414,000 in the first quarter of 2000 from Goldman Sachs; and $357,000 in 1999 and $223,000 in the first quarter of 2000 from Merrill Lynch.

CONSULTING AGREEMENT

    On January 15, 1999, we entered into a consulting agreement with Cerberus Corp. Cerberus is owned by Gregory Harper, one of our founders and directors. The Cerberus agreement requires us to pay Cerberus $8,333.00 per month in exchange for consulting and advisory services. The Cerberus agreement had an initial term of one year, which expired in January 2000, and the agreement is currently continuing in effect on a month-to-month basis. We recorded consulting expense in the amount of $92,000 in 1999 and $25,000 in the first quarter of 2000.

OTHER RELATED PARTY TRANSACTION

    The Company provides hosting services to PowerAdz.com. One of the members of our board of directors is a member of the board of directors of PowerAdz.com. Revenues from PowerAdz.com for the year ended December 31, 1999 and the three months ended March 31, 2000 were approximately $41,000 and $17,000, respectively.

REGISTRATION RIGHTS AGREEMENT

    We have entered into a registration rights agreement with J. Markham Green, Nicholas Balletta, Andrew Feig and Gregory Harper, as well as the holders of the series A and series B convertible preferred stock and warrant holders. For a description of this registration rights agreement, please see "Description of Capital Stock--Registration Rights Agreement."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2000 by:

    - each of our Named Executive Officers and directors;

    - each person, entity or group known by us to own beneficially more than 5% of our outstanding common stock and other significant stockholders; and

    - all of our executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and have an address care of our principal executive offices.

    Percentage ownership calculations are based on 15,182,178 shares outstanding as of March 31, 2000, which includes shares of common stock that will be issued on the conversion of outstanding shares of convertible preferred stock on completion of this offering.

                                                           SHARES BENEFICIALLY OWNED
                                                               PRIOR TO OFFERING
                                                           -------------------------   PERCENT OWNED
NAME                                                         NUMBER        PERCENT     AFTER OFFERING
----                                                       -----------   -----------   --------------
J. Markham Green.........................................   2,039,511       13.4%
Microsoft Corporation(1).................................   1,936,908       12.8%
NBC Inc.(2)..............................................   1,822,622       12.0%
Nicholas Balletta........................................   1,730,296       11.4%
Andrew Feig..............................................   1,606,361       10.6%
Gregory Harper...........................................   1,522,857       10.0%
CNBC/Dow Jones Business Video(3).........................   1,479,765        9.7%
Dow Jones & Company, Inc.(4).............................   1,479,765        9.7%
Goldman, Sachs & Co.(5)..................................   1,015,520        6.7%
Affiliates of Merrill Lynch & Co.(6).....................   1,015,520        6.7%
Morgan Stanley & Co. Incorporated(7).....................   1,015,520        6.7%
Citigroup Investments(8).................................     606,467        4.0%
Van Wagoner Capital Management(9)........................     571,429        3.8%
Marsh & McLennan Capital, Inc.(10).......................     507,761        3.3%
Deutsche Bank Securities Inc.(11)........................     296,026        1.9%
Trans World Entertainment(12)............................     228,575        1.5%
Arena Capital Investment Fund, L.P.(13)..................     228,575        1.5%
J. & W. Seligman & Co. Incorporated(14)..................     171,432        1.1%
PRIMEDIA Ventures, Inc.(15)..............................      57,143        0.4%
All executive officers and directors as a group (5
  persons)...............................................   6,899,025       45.4%

------------------------

(1) Includes 1,479,765 shares held by CNBC/Dow Jones Business Video. The address of Microsoft is One Microsoft Way, Redmond, Washington 98052.

(2) Includes 1,479,765 shares held by CNBC/Dow Jones Business Video. The address of NBC is 30 Rockefeller Plaza, New York, New York 10112

(3) The legal name of CNBC/Dow Jones Business Video is Interactive Desktop Video LLC and its address is 30 Rockefeller Plaza, New York, New York 10112.

(4) Includes 1,479,765 shares held by CNBC/Dow Jones Business Video. The address of Dow Jones & Company, Inc. is 200 Liberty Street, New York, New York 10281.

(5) The address of Goldman Sachs is 85 Broad Street, 10(th) Floor, New York, New York 10004.

(6) Represents 913,968 shares held by Merrill Lynch KECALP L.P. 1999 and 101,552 shares held by Merrill Lynch KECALP International L.P. 1999. Their address is c/o KECALP Inc., 2 World Financial Center, 23(rd) Floor, New York, New York 10281. Merrill Lynch & Co. disclaims beneficial ownership of any of these shares.

(7) The address of Morgan Stanley is 1585 Broadway, 6(th) Floor, New York, New York 10036.

(8) The address of Citigroup is 388 Greenwich Street, 36(th) Floor New York, New York 10013.

(9) The address of Van Wagoner is 345 California Street, Suite 2450, San Francisco, California 94104.

(10) The address of Marsh & McLennan is 20 Horseneck Lane, Greenwich, Connecticut 06830.

(11) Represents 114,288 shares held by BT Investment Partners, an affiliate of Deutsche Bank Securities Inc., and 181,738 shares issuable on the exercise of warrants that are currently exercisable and held by Deutsche Bank Securities Inc. The address of BT Investment Partners is 130 Liberty Street, New York, New York 10006. The address of Deutsche Bank Securities Inc. is One South Street, Baltimore, Maryland 21202.

(12)  The address of Trans World is 38 Corporate Circle, Albany, New York 12203.

(13) The address of Arena Capital is 540 Madison Avenue, 25(th)Floor, New York, New York 10022.

(14) The address of J. & W. Seligman is 100 Park Avenue, 8(th) Floor, New York, New York 10017.

(15)  The address of PRIMEDIA is 745 Fifth Avenue, New York, New York 10151.

                          DESCRIPTION OF CAPITAL STOCK

    We are authorized to issue 100,000,000 shares of common stock and 7,500,000 shares of preferred stock. Shares of each class have a par value of $0.01 per share. The following description summarizes information about our capital stock. You can obtain more comprehensive information about our capital stock by consulting our restated bylaws and amended and restated certificate of incorporation, as well as the Delaware General Corporation Law.

COMMON STOCK

    As of March 31, 2000, there were 8,288,388 shares of common stock outstanding. 6,893,790 additional shares of common stock will be issued upon completion of this offering as the result of the automatic conversion of our outstanding shares of convertible preferred stock. As of March 31, 2000, there were 32 record holders of our capital stock. As of March 31, 2000, we had outstanding warrants to purchase 40,540 shares of common stock at an exercise price of $2.96 per share and outstanding warrants to purchase 181,738 shares of common stock at an exercise price of $8.75 per share. As of March 31, 2000, options to purchase a total of 1,018,207 shares of common stock were outstanding, of which 25,000 had vested and become exercisable. The exercise price of the vested options is $2.47 per share.

    Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Subject to any preference rights of holders of preferred stock, the holders of common stock are entitled to receive dividends when and as declared by the directors out of legally available funds. In the event of our liquidation or dissolution or the winding up of our business, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of preferred stock to prior distribution.

    The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable and the shares of common stock to be issued on completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

    The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock and to designate the rights, preferences and privileges of each series of preferred stock, which may be greater than the rights attached to the common stock. It will not be possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock;

    - impairing the liquidation rights of the common stock; or

    - delaying or preventing a change of control of NextVenue.

    Upon completion of this offering, all outstanding shares of our convertible preferred stock will automatically convert into 6,893,790 shares of common stock on a one-for-one basis. Following this conversion, there will be no preferred stock outstanding, and we have no current plans to issue any shares of preferred stock.

REGISTRATION RIGHTS AGREEMENT

    Under the terms of our amended and restated registration rights agreement, dated March 9, 2000, and other existing registration rights after the consummation of this offering, the holders of 7,116,068 shares of common stock and shares of common stock issuable upon the exercise of outstanding warrants will be entitled to have us register their shares under the Securities Act. These holders will be entitled to exercise a total of two demands for the registration of their shares and securities under the Securities Act, subject to certain limitations. The amended and restated registration rights agreement also entitles these holders to piggyback registration rights with respect to the registration of their shares under the Securities Act, subject to various limitations.

    The registration rights are subject to specified conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in a registration. In addition, we have a right to postpone for up to six months the filing or the effectiveness of a registration statement for a demand registration if our board of directors determines that registration would not be in our best interests at that time. We also have the right not to effect a demand registration within six months after the effective date of a previous demand registration or a previous registration under which the security holders had piggyback rights. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions. If we register any of these shares, these shares would become freely tradeable without restriction under the Securities Act immediately upon effectiveness of the registration.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR AMENDED AND
  RESTATED CERTIFICATE OF INCORPORATION

    Some provisions of our amended and restated certificate of incorporation and Delaware law may have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

BLANK CHECK PREFERRED STOCK

    Our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could impair the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

DELAWARE ANTI-TAKEOVER STATUTE

    We are subject to section 203 of the Delaware General Corporation Law, which restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered under this provision to be a person owning 15% or more of the corporation's outstanding voting stock. Delaware law restricts these transactions for a period of three years from the date the stockholder acquired 15% or more of the corporation's outstanding voting stock. With some exceptions, unless the transactions is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock, Delaware law prohibits significant business transactions such as:

    - a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the 15% stockholder; or

    - any other transaction that would increase the 15% stockholder's proportionate ownership of any class or series of capital stock.

The shares held by the 15% stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

    The prohibition against these transactions does not apply if:

    - prior to the time that any stockholder became a 15% stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of the outstanding voting stock; or

    - the 15% stockholder owns at least 85% of the outstanding voting stock of the corporation as a result of the transaction in which such stockholder acquired 15% or more of the outstanding voting stock.

    Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

TRANSFER AGENT REGISTRAR

    The transfer agent and registrar for our common stock is             . Its
address is             .

LISTING

    We intend to apply to have our common stock listed on The Nasdaq National Market under the symbol "NXVN."

               MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

    The following is a general summary of the material United States federal income and estate tax consequences of the purchase, ownership, and sale or other taxable disposition of the common stock by a non-U.S. holder. A non-U.S. holder is any person or entity other than:

    - a citizen or resident of the United States;

    - a partnership, corporation or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

    - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; and

    - an estate, the income of which is includible in gross income for United States income tax purposes regardless of its source.

    This summary does not address all tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances or to certain non-U.S. holders that may be subject to special treatment under United States federal income or estate tax laws. This summary is based upon the Internal Revenue Code of 1986, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial decisions, all of which are subject to change, possibly with retroactive effect. In addition, this summary does not address the effect of any state, local or foreign tax laws. Each prospective purchaser of common stock should consult its tax advisor with respect to the tax consequences of purchasing, owning and disposing of the common stock.

DIVIDENDS

    Dividends paid to a non-U.S. holder of common stock generally will be subject to a withholding of United States federal income tax at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty, unless:

    - the dividend is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States; or

    - if a tax treaty applies, the dividend is attributable to a United States permanent establishment of the non-U.S. holder.

    In these cases, the dividend will be taxed at ordinary federal income tax rates. If the non-U.S. holder is a corporation, income that is connected with a trade or business conducted in the United States by the non-U.S. holder may also be subject to an additional branch profits tax. A non-U.S. holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding described above.

SALE OR OTHER DISPOSITION OF COMMON STOCK

    A non-U.S. holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other taxable disposition of common stock, unless:

    - the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States;

    - in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other tests are met;

    - the non-U.S. holder is subject to tax under the provisions of United States federal income tax law applicable to certain United States expatriates; or

    - we are, or have been during certain periods preceding the disposition, a United States real property holding corporation for United States federal income tax purposes, and certain other requirements are met. We currently believe that we are not a real property holding corporation and we do not anticipate that we will become one. Even if we were a United States real property holding corporation, a non-U.S. holder of common stock nonetheless would not, for this reason, be subject to United States tax upon a disposition of the common stock, provided that the common stock is regularly traded on an established securities market, and the non-U.S. holder owns, directly and constructively, 5 percent or less of the common stock at all times during a prescribed testing period.

ESTATE TAX

    Common stock owned or treated as owned by an individual non-U.S. holder at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    DIVIDENDS. Generally, the Company must report to the United States Internal Revenue Service (the "IRS") the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

    SALE OF COMMON STOCK THROUGH A U.S. OFFICE OF A BROKER. Upon the sale or other disposition of common stock by a non-U.S. holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31 percent and report the sale to the IRS, unless the non-U.S. holder certifies to its foreign status under penalties of perjury or otherwise establishes an exemption.

    SALE OF COMMON STOCK THROUGH A FOREIGN OFFICE OF A BROKER. Upon the sale or other disposition of common stock by a non-U.S. holder to or through a foreign office of a United States broker or a foreign broker with certain types of relationships with the United States, the broker is not required to backup withhold. However, the broker must report the sale or other disposition to the IRS unless the broker has documentary evidence in its files that the seller is a non-U.S. holder and certain other conditions are met, or the holder otherwise establishes an exemption.

    Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules generally are allowable as a refund or credit against a non-U.S. holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

    The U.S. Treasury Department has issued regulations that are generally effective for payments made after December 31, 2000 and will affect the procedures to be followed by a non-U.S. holder in establishing such holder's status as a non-U.S. holder for purposes of the withholding, backup withholding and information reporting rules described herein. In general, such regulations do not significantly alter the substantive withholding and information reporting requirements, but change certification procedures, forms and reliance standards. Prospective investors should consult their tax advisors concerning the effect of such regulations on an investment in the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Future sales in the public markets of substantial amounts of common stock, including shares issued on the exercise of outstanding options and warrants, could adversely affect the market prices prevailing from time to time for the common stock. It could also impair our ability to raise capital through future sales of equity securities.

    After completion of this offering, we will have       shares of common stock
outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants. All of the shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any of the shares that are acquired by affiliates as that term is defined in Rule 144 under the Securities Act.

    The remaining 15,182,178 shares held by existing shareholders are restricted securities as that term is defined in Rule 144 under the Securities Act. In addition, the shares issuable upon the exercise of outstanding exercisable warrants to purchase an aggregate of 222,278 shares of common stock will be restricted securities. Restricted securities and any shares held by affiliates may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, including Rule 144(k), which is summarized below.

LOCK-UP AGREEMENTS

    We and each of our executive officers, directors and existing stockholders and warrant holders have agreed that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for shares of common stock for a period of 180 days from the date of this prospectus. Merrill Lynch, on behalf of the underwriters, may release these shares from these restrictions at any time.

RULE 144

    In general, Rule 144 provides that, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of common stock for at least one year may sell on the public market within any three month period a number of shares that does not exceed the greater of:

    - 1% of the total number of shares of common stock then outstanding, which
      will equal approximately       shares immediately after the offering; or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of notice on Form 144 with respect to the sale.

    Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Following the expiration of the lock-up period described above, approximately 11.9 million shares of common stock, including shares issuable upon the exercise of warrants, may be available for sale subject to these volume and other restrictions. An additional approximately 3.5 million shares may become available for sale subject to these restrictions in March 2001.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner which was not an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Subject to the lock-ups described above, restricted shares not held by our affiliates may become eligible for sale under Rule 144(k) at various times from November 2000 to March 2002.

REGISTRATION RIGHTS

    Upon completion of this offering, the holders of 7,116,068 shares of common stock and shares of common stock issuable upon the exercise of outstanding warrants may require us to file with the SEC a registration statement covering the public sale of part or all of their shares. For a more complete description of these registration rights, see "Description of Capital Stock--Registration Rights Agreement."

STOCK OPTIONS

    As of March 31, 2000, we had outstanding employee stock options to purchase 1,018,207 shares of common stock. Following completion of this offering, we intend to file with the SEC a registration statement covering the shares issuable upon the exercise of these options as well as additional shares reserved for issuance under our 1999 stock option plan. Accordingly, subject to the lock-up agreements described above, vesting provisions relating to the options and, in the case of our affiliates, the provisions of Rule 144 other than the holding period, the shares issuable upon the exercise of our employee stock options will be eligible for immediate resale in the public market.

                                  UNDERWRITING

    We intend to offer the shares through a number of underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Lehman Brothers Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Deutsche Bank Securities Inc................................
Lehman Brothers Inc.........................................

                                                                -----------
          Total.............................................
                                                                ===========

    The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of non-defaulting underwriters may be increased or the purchase agreement may be terminated.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities, under the Securities Act, or contribute to payments the underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including, the validity of the common stock and other conditions contained in the purchase agreement, such as the receipt by the underwriters of certain certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

    The underwriters initially propose to offer the shares of common stock at the initial public offering price on the cover page of this prospectus and to
the selling group members at that price less a concession of $    per share. The
underwriters may allow, and the selling group members may re-allow, a discount
not in excess of $    per share on sales to other broker/dealers. After the
initial public offering, the public offering price, concession and discount may be changed by the representatives.

    The following table shows the public offering price, underwriting discount and proceeds before expenses to NextVenue. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                            PER SHARE   WITHOUT OPTION   WITH OPTION
                                                            ---------   --------------   -----------
Public offering price.....................................      $              $              $
Underwriting discount.....................................      $              $              $
Proceeds, before expenses, to NextVenue...................      $              $              $

    The expenses of the offering, not including the underwriting discount, are
estimated at $       and are payable by NextVenue.

OVER-ALLOTMENT OPTION

    We have granted an option to the underwriters, exercisable for 30 days after
the date of this prospectus, to purchase up to an aggregate of     additional
shares of our common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to the conditions stated above, to purchase a number of additional shares of our common stock proportionate to such underwriter's initial amount reflected in the first paragraph of this section.

NO SALES OF SIMILAR SECURITIES

    We, our executive officers and directors and all of our existing stockholders have agreed not to offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, pledge or enter into any swap or any other agreement or transaction or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or enter into a transaction that would have the same effect, or publicly disclose the intention to make an offer, sale, pledge, disposition or filing, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, for a period of 180 days after the date of this prospectus, except in our case for grants of employees stock options pursuant to the terms of any plan in effect on the date of this prospectus, issuances of securities pursuant to the exercise of employee stock options outstanding on the date of this prospectus, employee stock purchases pursuant to the term of any plan in effect on the date of this prospectus or the issuance of shares pursuant to the exercise of any warrants outstanding on the date of this prospectus.

RESERVED SHARES

    At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered by this prospectus for sale to some of our directors, officers and employees, who have expressed an interest in purchasing common stock in the offering. If these persons purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

QUOTATION ON THE NASDAQ NATIONAL MARKET

    We expect the shares to be approved for quotation on The Nasdaq National Market, subject to notice of issuance, under the symbol "NXVN".

    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives, and may not reflect the market price for our common stock that may prevail following this offering. We will consider, among others, the following principal factors in determining the initial public offering price:

    - the information in this prospectus and otherwise available to the representatives;

    - prevailing market conditions for initial public offerings;

    - the history of and prospects for the industry in which we will compete;

    - our past and present operations;

    - our past and present earnings and current financial position;

    - an assessment of the ability of our management;

    - our prospects for future earnings;

    - the prospects for, and timing of, future revenues of our company;

    - the present state of our development and our current financial condition;

    - the recent prices of, and the demand for, publicly traded common stock of generally comparable companies; and

    - the general condition of the securities markets at the time of this offering.

    We can offer no assurance that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop and continue after this offering.

    The underwriters have informed us that they do not expect sales to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares of common stock being offered.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

    These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

OTHER RELATIONSHIPS

    Affiliates of Merrill Lynch own in the aggregate 808,623 shares of our series A convertible preferred stock and 206,897 shares of our series B convertible preferred stock. An entity affiliated with Deutsche Bank
Securities Inc. owns 114,288 shares of our series B convertible preferred stock.

    Deutsche Bank Securities Inc. acted as our placement agent in connection with the private placement of our series B convertible preferred stock that occurred in March, 2000, for which we received net proceeds of $28,614,197.14. We paid a fee to Deutsche Bank Securities Inc. for its services as placement agent, consisting of $1.6 million in cash and warrants to purchase 181,738 shares of our common stock at a price of $8.75 per share, and gave them piggyback registration rights with respect to the common stock issuable upon exercise of their warrants. At present, none of these warrants have been exercised.

    Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In addition, some of the underwriters, including Merrill Lynch, are among our significant customers.

                                 LEGAL MATTERS

    The validity of the common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York.

                                    EXPERTS

    The consolidated financial statements of NextVenue Inc. and subsidiary as of December 31, 1998 (Predecessor Company) and 1999 and for the years ended December 31, 1998 (Predecessor Company) and 1999, have been included in this prospectus and elsewhere in this registration statement in reliance on the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting. KPMG LLP's opinion contains an explanatory paragraph relating to NextVenue Inc.'s acquisition of the production services business of CNBC/Dow Jones Business Video (Predecessor Company), which became effective January 1, 1999 for accounting purposes. As a result of the change in control, the financial information for the period after the change in control is presented on a different cost basis than that for the period before the change in control and, therefore, is not comparable.

                      WHERE YOU CAN FIND MORE INFORMATION

    This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) which we have filed with the Commission under the Securities Act, with respect to the common stock offered in this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the Commission. We refer you to the registration statement for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of documents filed as exhibits are not necessarily complete, and reference is made to the copy so filed, each such statement being qualified in all respects by such reference. You can inspect and copy the registration statement and the reports and other information we file with the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The same information will be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, N.Y. 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of this material from the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site which provides on-line access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

    Upon the effectiveness of the registration statement, we will become subject to the information requirements of the Exchange Act. We will then file reports, proxy statements and other information under the Exchange Act with the Commission. You can inspect and copy these reports and other information of our company at the locations set forth above or download these reports from the Commission's Web site.

    We intend to apply to have our common stock approved for quotation on The Nasdaq National Market. Reports, proxy statements and other information concerning us can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                                 NEXTVENUE INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Independent Auditors' Report................................    F-2

Consolidated Balance Sheets as of December 31, 1998
  (Predecessor Company) and 1999 and March 31, 2000
  (unaudited)...............................................    F-3

Consolidated Statements of Operations for the year ended
  December 31, 1998 (Predecessor Company) and for the year
  ended December 31, 1999 and for the three months ended
  March 31, 1999 (unaudited) and 2000 (unaudited)...........    F-4

Consolidated Statements of Divisional/Stockholders' Equity
  and Comprehensive Loss for the year ended December 31,
  1998 (Predecessor Company) and for the year ended December
  31, 1999 and for the three months ended March 31, 2000
  (unaudited)...............................................    F-5

Consolidated Statements of Cash Flows for the year ended
  December 31, 1998 (Predecessor Company) and for the year
  ended December 31, 1999 and for the three months ended
  March 31, 1999 (unaudited) and 2000 (unaudited)...........    F-6

Notes to Consolidated Financial Statements..................    F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
NextVenue Inc.:

    We have audited the accompanying consolidated balance sheets of NextVenue Inc. and subsidiary as of December 31, 1998 (Predecessor Company) and 1999, and the related consolidated statements of operations, divisional/stockholders' equity, comprehensive loss and cash flows for the year ended December 31, 1998 (Predecessor Company) and for the year ended
December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NextVenue Inc. and subsidiary as of December 31, 1998 (Predecessor Company) and 1999, and the results of their operations and their cash flows for the year ended December 31, 1998 (Predecessor Company) and for the year ended
December 31, 1999 in conformity with generally accepted accounting principles.

    As discussed in note 1 to the consolidated financial statements, effective January 1, 1999, NextVenue Inc. acquired the production services business of CNBC/Dow Jones Business Video (Predecessor Company). As a result of the change in control, the financial information for the period after the change in control is presented on a different cost basis than that for the period before the change in control and therefore is not comparable.

                                          /s/ KPMG LLP

New York, New York
May 8, 2000

                                 NEXTVENUE INC.

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              PREDECESSOR
                                                                COMPANY
                                                              DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                                                  1998           1999          2000
                                                              ------------   ------------   -----------
                                                                                            (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................     $   --        $ 3,894        $28,879
  Accounts receivable, less allowance for doubtful accounts
    of $0, $15 and $42, respectively........................         83            979          2,015
  Prepaid expenses and other assets.........................         --            286            161
                                                                 ------        -------        -------
      Total current assets..................................         83          5,159         31,055
                                                                 ------        -------        -------
Property and equipment, net.................................      1,772          6,139          8,861
Goodwill and intangible assets, net.........................         --          2,072          1,930
Deferred offering costs.....................................         --             40             77
Deferred financing costs, net...............................         --            239            219
Security deposits...........................................         --            861            994
                                                                 ------        -------        -------
      Total assets..........................................     $1,855        $14,510        $43,136
                                                                 ======        =======        =======
      LIABILITIES AND DIVISIONAL/STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................     $1,341        $ 1,384        $ 2,376
  Accrued expenses..........................................         --            439            704
  Deferred revenues.........................................         --             69            519
  Current portion of capital lease obligations..............         --            562          1,205
                                                                 ------        -------        -------
      Total current liabilities.............................      1,341          2,454          4,804
                                                                 ------        -------        -------
Long-term liabilities:
  Deferred rent.............................................         --            410            545
  Contract liabilities......................................         --            101             76
  Stockholder loan..........................................         --          1,000             --
  Capital lease obligations, less current portion...........         --            898          1,660
                                                                 ------        -------        -------
      Total liabilities.....................................      1,341          4,863          7,085
                                                                 ------        -------        -------
Divisional/Stockholder's equity:
  Series A convertible preferred stock, $0.01 par value;
    3,500,000 shares authorized, 0, 3,436,648 and 3,436,648
    shares issued and outstanding, respectively, with an
    aggregate liquidation preference of $4.95 per share.....         --             34             34
  Series B convertible preferred stock, $0.01 par value;
    4,000,000 shares authorized, 0, 0 and 3,457,142 shares
    issued and outstanding, respectively, with an aggregate
    liquidation preference of $8.75 per share...............         --             --             35
  Common stock, $0.01 par value; 100,000,000 shares
    authorized, 0, 8,288,388 and 8,288,388 shares issued and
    outstanding, respectively...............................         --             83             83
  Additional paid-in capital................................         --         14,154         43,268
  Deferred stock compensation...............................         --           (865)        (1,367)
  Accumulated other comprehensive loss......................         --             (4)            (7)
  Divisional equity/accumulated (deficit)...................        514         (3,755)        (5,995)
                                                                 ------        -------        -------
      Total divisional/stockholders' equity.................        514          9,647         36,051
                                                                 ------        -------        -------
Commitments and contingencies
      Total liabilities and divisional/stockholders'
        equity..............................................     $1,855        $14,510        $43,136
                                                                 ======        =======        =======

          See accompanying notes to consolidated financial statements.

                                 NEXTVENUE INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      PREDECESSOR
                                                        COMPANY                        THREE MONTHS
                                                          YEAR           YEAR              ENDED
                                                         ENDED          ENDED            MARCH 31,
                                                      DECEMBER 31,   DECEMBER 31,   -------------------
                                                          1998           1999         1999       2000
                                                      ------------   ------------   --------   --------
                                                                                        (UNAUDITED)
Revenues............................................    $ 1,496         $ 3,361      $  394    $ 2,654
                                                        -------         -------      ------    -------
Cost of revenues....................................      1,386           2,087         191      1,373
                                                        -------         -------      ------    -------
    Gross profit....................................        110           1,274         203      1,281
Operating expenses:
  Research and development..........................        538             652          70        491
  Sales and marketing...............................        871           1,083          93        754
  General and administrative........................      1,240           2,775         225      1,964
  Amortization of goodwill and intangible assets....         --             574         142        142
  Stock-based compensation..........................         --              61          --        197
                                                        -------         -------      ------    -------
    Total operating expenses........................      2,649           5,145         530      3,548
                                                        -------         -------      ------    -------
    Loss from operations............................     (2,539)         (3,871)       (327)    (2,267)
Other income (expense):
  Interest income...................................         --             188          --        133
  Interest expense..................................         --             (72)        (12)      (106)
                                                        -------         -------      ------    -------
    Other income (expense), net.....................         --             116         (12)        27

Net loss............................................     (2,539)         (3,755)       (339)    (2,240)
Non-cash preferred stock dividend...................         --          (2,000)         --         --
                                                        -------         -------      ------    -------
Net loss attributable to common stockholders........    $(2,539)        $(5,755)     $ (339)   $(2,240)
                                                        =======         =======      ======    =======
Basic and diluted net loss per common share.........                    $ (0.73)     $(0.05)   $ (0.27)
                                                                        =======      ======    =======
Shares used in basic and diluted net loss per common
  share calculation.................................                      7,936       7,203      8,288
                                                                        =======      ======    =======
Unaudited pro forma basic and diluted net loss per
  share.............................................                    $ (0.59)               $ (0.18)
                                                                        =======                =======
Shares used in unaudited pro forma basic and diluted
  net loss per share calculation....................                      9,679                 12,599
                                                                        =======                =======

          See accompanying notes to consolidated financial statements.

                                 NEXTVENUE INC.

  CONSOLIDATED STATEMENTS OF DIVISIONAL/STOCKHOLDERS' EQUITY AND COMPREHENSIVE
                                      LOSS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           SERIES A               SERIES B
                                         CONVERTIBLE            CONVERTIBLE
                                       PREFERRED STOCK,       PREFERRED STOCK,        COMMON STOCK,
                                       PAR VALUE $0.01        PAR VALUE $0.01        PAR VALUE $0.01      ADDITIONAL     DEFERRED
                                     --------------------   --------------------   --------------------    PAID-IN        STOCK
                                      SHARES      AMOUNT     SHARES      AMOUNT     SHARES      AMOUNT     CAPITAL     COMPENSATION
                                     ---------   --------   ---------   --------   ---------   --------   ----------   ------------
Balance at January 1,
  1998--Predecessor Company........         --     $ --            --     $ --            --     $ --       $    --      $    --
Contributions from Parent, net.....         --       --            --       --            --       --            --           --
Net loss for the year ended
  December 31, 1998--Predecessor
  Company..........................         --       --            --       --            --       --            --           --
                                     ---------     ----     ---------     ----     ---------     ----       -------      -------
Balance at December 31,
  1998--Predecessor Company........         --       --            --       --            --       --            --           --
                                     =========     ====     =========     ====     =========     ====       =======      =======
-----------------------------------------------------------------------------------------------------------------------------------

Issuance of common stock to
  founders.........................         --     $ --            --     $ --     6,000,000     $ 60       $    40      $    --
Issuance of shares in connection
  with the acquisition of
  Interactive Desktop Video, LLC's
  Production Services Business.....         --       --            --       --     1,479,765       15         2,645           --
Issuance of common shares..........         --       --            --       --       808,623        8         1,992           --
Issuance of convertible preferred
  stock, net of issuance costs of
  $156.............................  3,436,648       34            --       --            --       --         8,310           --
Issuance of warrants to a lessor...         --       --            --       --            --       --           241           --
Deferred stock compensation........         --       --            --       --            --       --           926         (926)
Amortization of deferred stock
  compensation.....................         --       --            --       --            --       --            --           61
Comprehensive loss:
  Foreign currency translation
    adjustment.....................         --       --            --       --            --       --            --           --
  Net loss for year ended December
    31, 1999.......................         --       --            --       --            --       --            --           --
      Total comprehensive loss.....         --       --            --       --            --       --            --           --
                                     ---------     ----     ---------     ----     ---------     ----       -------      -------
Balance at December 31, 1999.......  3,436,648       34            --       --     8,288,388       83        14,154         (865)
                                     ---------     ----     ---------     ----     ---------     ----       -------      -------
Issuance of convertible preferred
  stock, net of issuance costs of
  $1,800...........................         --       --     3,457,142       35            --       --        28,415           --
Deferred stock compensation........         --       --            --       --            --       --           699         (699)
Amortization of deferred stock
  compensation.....................         --       --            --       --            --       --            --          197
Comprehensive loss:
  Foreign currency translation
    adjustment.....................         --       --            --       --            --       --            --           --
  Net loss for the three months
    ended March 31, 2000...........         --       --            --       --            --       --            --           --
                                     ---------     ----     ---------     ----     ---------     ----       -------      -------
      Total comprehensive loss.....         --       --            --       --            --       --            --           --
                                     ---------     ----     ---------     ----     ---------     ----       -------      -------
Balance at March 31, 2000
  (unaudited)......................  3,436,648     $ 34     3,457,142     $ 35     8,288,388     $ 83       $43,268      $(1,367)
                                     =========     ====     =========     ====     =========     ====       =======      =======


                                                     DIVISIONAL
                                         OTHER         EQUITY/
                                     COMPREHENSIVE   ACCUMULATED
                                         LOSS         (DEFICIT)     TOTAL
                                     -------------   -----------   --------
Balance at January 1,
  1998--Predecessor Company........      $ --          $    --     $    --
Contributions from Parent, net.....        --            3,053       3,053
Net loss for the year ended
  December 31, 1998--Predecessor
  Company..........................        --           (2,539)     (2,539)
                                         ----          -------     -------
Balance at December 31,
  1998--Predecessor Company........        --              514         514
                                         ====          =======     =======
-------------------------------------------------------------------------------------
Issuance of common stock to
  founders.........................      $ --          $    --     $   100
Issuance of shares in connection
  with the acquisition of
  Interactive Desktop Video, LLC's
  Production Services Business.....        --               --       2,660
Issuance of common shares..........        --               --       2,000
Issuance of convertible preferred
  stock, net of issuance costs of
  $156.............................        --               --       8,344
Issuance of warrants to a lessor...        --               --         241
Deferred stock compensation........        --                           --
Amortization of deferred stock
  compensation.....................        --               --          61
Comprehensive loss:
  Foreign currency translation
    adjustment.....................        (4)              --          (4)
  Net loss for year ended December
    31, 1999.......................        --           (3,755)     (3,755)
                                                                   -------
      Total comprehensive loss.....        --               --      (3,759)
                                         ----          -------     -------
Balance at December 31, 1999.......        (4)          (3,755)      9,647
                                         ----          -------     -------
Issuance of convertible preferred
  stock, net of issuance costs of
  $1,800...........................        --               --      28,450
Deferred stock compensation........        --               --          --
Amortization of deferred stock
  compensation.....................        --               --         197
Comprehensive loss:
  Foreign currency translation
    adjustment.....................        (3)              --          (3)
  Net loss for the three months
    ended March 31, 2000...........        --           (2,240)     (2,240)
                                         ----          -------     -------
      Total comprehensive loss.....        --               --      (2,243)
                                         ----          -------     -------
Balance at March 31, 2000
  (unaudited)......................      $ (7)         $(5,995)    $36,051
                                         ====          =======     =======

          See accompanying notes to consolidated financial statements.

                                 NEXTVENUE INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              PREDECESSOR
                                                                COMPANY                        THREE MONTHS
                                                                  YEAR           YEAR              ENDED
                                                                 ENDED          ENDED            MARCH 31,
                                                              DECEMBER 31,   DECEMBER 31,   -------------------
                                                                  1998           1999         1999       2000
                                                              ------------   ------------   --------   --------
                                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................    $(2,539)       $(3,755)      $ (339)   $(2,240)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Amortization of deferred financing costs..............         --              2           --         20
      Depreciation and amortization.........................        443            670           67        534
      Amortization of goodwill and other intangible
        assets..............................................         --            574          142        142
      Stock based compensation..............................         --             61           --        197
      Provision for doubtful accounts.......................         --             15           --         27
      Deferred rent.........................................         --            410           32        135
      Changes in operating assets and liabilities, net of
        effect of acquisition:
          Accounts receivable...............................        (83)          (994)        (438)    (1,063)
          Prepaid expenses and other assets.................         --           (286)         (29)       125
          Security deposits.................................         --           (861)          --       (133)
          Accounts payable..................................      1,341          1,281          207        992
          Accrued expenses..................................         --            338          186        240
          Deferred revenues.................................         --             69           16        450
                                                                -------        -------       ------    -------
            Net cash used in operating activities...........       (838)        (2,476)        (156)      (574)
                                                                -------        -------       ------    -------
Cash flows from investing activities:
  Purchase of property and equipment........................     (2,215)        (4,753)        (506)    (1,721)
  Acquisition costs.........................................         --           (122)        (122)        --
                                                                -------        -------       ------    -------
          Net cash used in investing activities.............     (2,215)        (4,875)        (628)    (1,721)
                                                                -------        -------       ------    -------
Cash flows from financing activities:
  Contributions from parent, net............................      3,053             --           --         --
  Proceeds from stockholder loan............................         --          1,000        1,000         --
  Net proceeds from issuance of common stock................         --          2,100          100         --
  Principal payments under capital lease obligations........         --           (155)          --       (130)
  Net proceeds from issuance of convertible preferred
    stock...................................................         --          8,344           --     27,450
  Deferred offering costs...................................         --            (40)          --        (37)
                                                                -------        -------       ------    -------
          Net cash provided by financing activities.........      3,053         11,249        1,100     27,283
                                                                -------        -------       ------    -------
Effect of foreign exchange rate changes on cash and cash
  equivalents...............................................         --             (4)          --         (3)
                                                                -------        -------       ------    -------
          Net increase in cash and cash equivalents.........         --          3,894          316     24,985
Cash and cash equivalents at beginning of period............         --             --           --      3,894
                                                                -------        -------       ------    -------
Cash and cash equivalents at end of period..................    $    --        $ 3,894       $  316    $28,879
                                                                =======        =======       ======    =======
Supplementary disclosure of cash flow information: Interest
  paid......................................................    $    --        $    66       $   --    $    47
                                                                =======        =======       ======    =======
Supplementary disclosure of noncash information:
  Computer equipment acquired under capital lease
    obligations.............................................    $    --        $ 1,615       $   --    $ 1,535
                                                                =======        =======       ======    =======
  Issuance of common stock in connection with the
    acquisition of Interactive Desktop Video, LLC's
    Production Services Business............................    $    --        $ 2,660       $2,660    $    --
                                                                =======        =======       ======    =======
  Issuance of warrants to lessor............................    $    --        $   241       $   --    $    --
                                                                =======        =======       ======    =======
  Stockholder loan converted to 114,285 shares of Series B
    convertible preferred stock.............................    $    --        $    --       $   --    $ 1,000
                                                                =======        =======       ======    =======

          See accompanying notes to consolidated financial statements.

                                 NEXTVENUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1998 (PREDECESSOR COMPANY) AND 1999

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

    (A) SUMMARY OF OPERATIONS AND BASIS OF PRESENTATION

    NextVenue Inc. (the "Company"), a Delaware corporation, was incorporated on November 18, 1998 to provide customers with integrated streaming media solutions for live and on-demand audio and video content over the Internet. The Company is a successor business to the production services business of CNBC/Dow Jones Business Video ("Production Services Business" or "Predecessor Company") which commenced operations in January 1998. On January 15, 1999, the Company purchased the Production Services Business from Interactive Desktop Video, LLC ("IDV"). IDV is a joint venture between MSNBC and Dow Jones.

    The purchase was effective as of January 1, 1999 for accounting purposes. Accordingly, the 1999 consolidated statement of operations includes the results from the acquisition of Interactive Desktop Video, LLC's Production Services Business from January 1, 1999 (effective date of acquisition) through December 31, 1999. As a result of the change in control, which resulted from the purchase and the application of purchase accounting, the financial information for the period after the change in control (year ended December 31, 1999) is presented on a different cost basis than that for the period before the change in control (year ended December 31, 1998) and, therefore, is not comparable. A black line has been placed to separate the respective financial statements which are not comparable.

    The Company's business for the period from November 18, 1998 through December 31, 1998 consisted of transactions related to initial capitalization and financing, which resulted in a net loss of approximately $6,000. Due to the immaterial loss, the Company's results of operations and cash flows from operating and financing activities for this period have been combined with the Company's results of operations and cash flows from operating and financing activities for the year ended December 31, 1999.

    The accompanying 1998 financial statements include the operations of the Production Services Business as part of IDV (on a carved out basis as discussed below) through December 31, 1998 (the "divisional statements"). The balance sheet as of December 31, 1998 represents the assets, liabilities and divisional equity of the Production Services Business as a part of IDV (on a carved out basis as discussed below). The divisional financial statements have been derived from the historical books and records of IDV. The balance sheet as of December 31, 1998 includes all assets and liabilities directly attributable to the Company, which are derived from historical cost information of IDV and which are presented at the carryover basis of IDV. The divisional statement of operations includes all revenues and expenses directly incurred for the Production Services Business, as well as charges for shared facilities, functions and services used by the Company. All such costs and expenses have been charged to the Company by IDV in the period in which the services were performed. Management believes that these allocations were made on a reasonable basis, however, the allocations of costs and expenses do not necessarily indicate the costs that would have been incurred by the Company on a stand-alone basis. Also, the financial statements may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or what the financial position, results of operations or cash flows would have been if the Company had been a separate, stand-alone company during the period presented.

    Under the terms of the acquisition, which was accounted for as a purchase business combination, IDV received 1,425,000 shares of the Company's common stock and limited anti-dilution protection

                                 NEXTVENUE INC.

                DECEMBER 31, 1998 (PREDECESSOR COMPANY) AND 1999

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) based on the Company raising additional equity financing of $5.9 million, such that IDV would continue to retain 15% of the equity of the Company, as defined. The Company issued IDV 1,425,000 common shares, plus an additional 54,765 shares of common stock pursuant to IDV's anti-dilution provision, all of which were valued at $2,660,000, as determined by an independent appraisal. The Company also incurred approximately $122,000 of acquisition costs in connection with this transaction. The Company obtained certain production and computer equipment, software, work force, customer base and non-compete agreements. In addition, the Company assumed certain contract liabilities from IDV. The purchase price in excess of the identifiable tangible assets and liabilities assumed in the amount of $2.6 million was allocated to goodwill and other intangible assets and is being amortized over a two-to-five year period, the expected period of benefit of the related intangibles.

    The following represents the allocation of the purchase price over the appraised values of the acquired assets and assumed liabilities of the Production Services Business as of January 1, 1999, the effective date of acquisition:

Assets acquired:
  Production computer equipment.............................  $  441,000
  Goodwill and intangible assets............................   2,646,000
                                                              ----------
                                                               3,087,000
Contract liabilities assumed................................    (305,000)
                                                              ----------
    Purchase price..........................................  $2,782,000
                                                              ==========

    The following unaudited pro forma consolidated amounts give effect to the acquisition as if it had occurred on January 1, 1998:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Revenues....................................................  $ 1,496,000
Net loss....................................................  $(3,113,000)

    The above unaudited pro forma information is not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the period presented and should not be construed as being representative of future operating results.

    (B) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, NextVenue Europe Limited. All significant intercompany balances and transactions have been eliminated.

                                 NEXTVENUE INC.

                DECEMBER 31, 1998 (PREDECESSOR COMPANY) AND 1999

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (C) INITIAL PUBLIC OFFERING

    In May 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of its common stock in connection with a proposed initial public offering ("IPO").

    If the offering is consummated under the terms presently anticipated, all of the currently outstanding convertible preferred stock (3,436,648 shares of Series A and 3,457,142 shares of Series B convertible preferred stock) will automatically convert, on a one-for-one basis, into 6,893,790 shares of common stock upon the closing of this offering.

    (D) UNAUDITED INTERIM CONSOLIDATED FINANCIAL INFORMATION

    The interim consolidated financial statements of the Company as of March 31, 2000, and for the three months ended March 31, 1999 and 2000, are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the SEC relating to interim financial statements. In the opinion of management, all adjustments (consisting of normal and recurring adjustments) necessary for the fair presentation of the financial position and the results of operations and cash flows have been included in such unaudited consolidated financial statements. The results of operations for the three months ended
March 31, 1999 and 2000, are not necessarily indicative of the results to be expected for any future interim period or for the year ending December 31, 2000.

    (E) USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (F) CASH EQUIVALENTS

    For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments including money market funds and certificates of deposit with original maturities of three months or less to be cash equivalents.

    (G) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents and accounts receivable. At December 31, 1999, the fair value of these instruments approximated their consolidated financial statement carrying amount because of the short-term maturity of these instruments.

    For the year ended December 31, 1998 (Predecessor Company), one customer accounted for 72% of the Company's revenues and 65% of the accounts receivable balance. For the three months ended

                                 NEXTVENUE INC.

                DECEMBER 31, 1998 (PREDECESSOR COMPANY) AND 1999

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
March 31, 1999, two customers, both of which are affiliated with stockholders of the Company, accounted for 77% of revenues and 70% of the accounts receivable balance. For the year ended December 31, 1999, four customers, which are entities affiliated with stockholders of the Company, accounted for 72% of the Company's revenues and 49% of the accounts receivable balance. For the three months ended March 31, 2000, three customers, which are entities affiliated with stockholders of the Company, accounted for 62% of the Company's revenues and 43% of the accounts receivable balance.

    (H) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from two to five years. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

    (I) GOODWILL AND INTANGIBLE ASSETS

    Goodwill and other intangible assets are stated net of accumulated amortization. Goodwill and intangible assets are being amortized on a straight-line method over a period ranging from two to five years, the expected period of benefit of the related intangibles.

    (J) IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of Accounting Principles Board ("APB") Opinion No. 17, "Intangible Assets," based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less cost to sell.

    (K) INCOME TAXES

    The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the consolidated financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

                                 NEXTVENUE INC.

                DECEMBER 31, 1998 (PREDECESSOR COMPANY) AND 1999

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (L) STOCK-BASED COMPENSATION

    The Company accounts for stock-based compensation arrangements in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and provide pro forma net earnings (loss) disclosures for employee stock option grants as if the fair-value- based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

    (M) STOCK SPLIT

    Effective April 28, 1999, the Company authorized and implemented a 1,500-for-1 stock split in the form of a common stock dividend. Accordingly, all share and per share information in the accompanying consolidated financial statements have been retroactively restated to reflect the effect of the stock split.

    (N) BASIC AND DILUTED NET LOSS PER SHARE

    The Company calculates earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share", and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. Under SFAS No. 128, basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Diluted net loss per share is equal to basic loss per share since all common stock equivalents are anti-dilutive for each of the periods presented.

    Diluted net loss per common share for the year ended December 31, 1999 and for the three months ended March 31, 1999 and 2000, does not include the effects of options to purchase 555,707, 100,000 and 1,018,207 shares of common stock, respectively, 40,540, 0 and 222,278 common stock warrants, respectively, and, 3,436,648, 0 and 6,893,790 shares of Series A and Series B convertible preferred stock on an "as if" converted basis, respectively, as the effect of their inclusion is anti-dilutive during each period.

    The unaudited pro forma net loss per share for the year ended December 31, 1999 and the three months ended March 31, 2000, is computed by dividing the net loss attributable to common stockholders by the sum of the weighted average number of shares of common stock outstanding and the shares resulting from the automatic conversion of all of our outstanding convertible preferred stock, totalling 9,678,655 and 12,598,819, respectively, as if such conversion occurred at the date of original

                                 NEXTVENUE INC.

                DECEMBER 31, 1998 (PREDECESSOR COMPANY) AND 1999

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) issuance. The number of pro forma weighted average shares used in computing basic and diluted net loss per share calculations is as follows:

                                                      DECEMBER 31,   MARCH 31,
                                                          1999          2000
                                                      ------------   ----------
Actual weighted average shares outstanding..........    7,935,684     8,288,388
  Series A Convertible Preferred Stock..............    1,742,971     3,436,648
  Series B Convertible Preferred Stock..............           --       873,783
                                                        ---------    ----------
Shares used in unaudited pro forma basic and diluted
  net loss per share calculation....................    9,678,655    12,598,819
                                                        =========    ==========

    (O) REVENUE RECOGNITION

    The Company generates revenue from delivering live and on-demand audio and video content over the Internet and providing related services, including capture, production, publishing, hosting and distribution. These service offerings are often bundled whereby the Company agrees to provide many or all of the services in one package. The Company also offers the individual components of the service offerings, such as capturing and producing the content, without hosting and distributing the content. Through March 31, 2000, a majority of the Company's revenues have been generated from bundled service offerings.

    Production services revenues consist of the capture, production and publishing of multimedia content. Capture involves acquiring the content either remotely through various sources or on-site through the recording of events. Production primarily involves the conversion of content into digital format as well as other services such as editing, indexing and media integration. Publishing is the process of transferring a finished piece of digital content to the appropriate server environment. Sales of production services are generally sold under nonrefundable fixed price contracts. The Company recognizes production services revenues that are not purchased in connection with media hosting and distribution services as services are rendered providing that no significant Company obligations remain and collection of the resulting receivable is probable.

    Media hosting and distribution revenues are generated under noncancelable contracts with fees paid by the customer on a recurring monthly basis. Such amounts are generally based upon the bandwidth provided and the amount of content to be hosted and stored. The Company recognizes media hosting and distribution revenues ratably over the hosting period, providing that no significant company obligations remain and collection of the resulting receivable is probable.

    Revenues for multiple element service offerings are deferred and are recognized over the hosting period due to the lack of vendor specific objective evidence necessary to allocate the fees between production services and media hosting and distribution services. When contracts contain multiple element service offerings wherein vendor specific objective evidence exists for all undelivered elements, the Company recognizes revenues for the delivered elements based upon a residual approach and defers revenues for the undelivered elements until the remaining obligations have been satisfied. The Company typically charges its customers fees with fixed and variable components for these bundled

                                 NEXTVENUE INC.

                DECEMBER 31, 1998 (PREDECESSOR COMPANY) AND 1999

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) service offerings. The fixed component consists of a fee based on the particular production services to be provided, an agreed upon amount of content to be stored and number of streams to be delivered. To the extent that a customer exceeds agreed upon storage and delivery amounts, we typically charge additional fees based on the amount by which such content stored and delivered exceeds the agreed upon amounts.

    Deferred revenues consist of billings in excess of recognized revenues which is recognized ratably over the term of the applicable agreement, which is typically less than one year.

    (P) COMPREHENSIVE LOSS

    The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income," in 1999. SFAS No. 130 requires the Company to report in its consolidated financial statements, in addition to its net income (loss), comprehensive income (loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. Total comprehensive income (loss) (including foreign currency translation effects) is shown in the accompanying consolidated statements of divisional/stockholders' equity and comprehensive loss.

    (Q) SEGMENT REPORTING

    During 1999, the Company adopted the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes annual and interim reporting standards for operating segments of a company. SFAS No. 131 requires disclosures of selected segment-related financial information about products, major customers and geographic areas. The Company is organized in a single operating segment for purposes of making operating decisions and assessing performance. The chief operating decision maker evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying consolidated financial statements.

    The Company's revenues have been earned primarily from customers in the United States. In addition, all significant operations are based in the United States.

    (R) PRODUCT DEVELOPMENT COSTS

    Product development costs and enhancements to existing products are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and to end when a product is available for general release to customers. To date, completion of a working model of the Company's product and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

    (S) ADVERTISING EXPENSES

    The Company expenses the cost of advertising and promoting its service as incurred. Advertising expenses are included in sales and marketing in the Company's consolidated statement of operations.

                                 NEXTVENUE INC.

                DECEMBER 31, 1998 (PREDECESSOR COMPANY) AND 1999

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (T) RECENT ACCOUNTING PRONOUNCEMENTS

    In April 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs. SOP No. 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. SOP No. 98-5 was adopted by the Company on November 18, 1998 (inception). As the Company had not capitalized such costs, the adoption of SOP No. 98-5 did not have an impact on the consolidated financial statements of the Company.

    In April 1998, the AICPA issued SOP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP No. 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. During 1999, the Company capitalized costs incurred for development of its proprietary software in the amount of approximately $535,000.

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. Subsequently, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133," which deferred the effective date of SFAS No. 133. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has not yet analyzed the impact of this pronouncement on its consolidated financial statements.

(2) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and consist of the following:


                                                          PREDECESSOR
                                                           COMPANY
                                                          DECEMBER 31,   DECEMBER    MARCH 31,
                                                             1998         31,          2000
                                                                          1999
                                                          ----------   ----------   -----------
                                                                                    (UNAUDITED)
Production computer equipment...........................  $1,114,000   $ 686,000    $ 1,160,000
Operations equipment, including computer software of
  $535,000 in 1999 and 2000.............................  1,091,000    1,072,000      1,459,000
Computer and office equipment...........................     10,000      175,000        292,000
Leasehold improvements..................................         --    3,261,000      4,003,000
Equipment acquired under capital leases.................         --    1,615,000      3,151,000
                                                          ----------   ----------   -----------
                                                          2,215,000    6,809,000     10,065,000
Less accumulated depreciation and amortization,
  including amount relating to capital leases of $0,
  $90,000 and $344,000, respectively....................    443,000      670,000      1,204,000
                                                          ----------   ----------   -----------
    Total...............................................  $1,772,000   $6,139,000   $ 8,861,000
                                                          ==========   ==========   ===========

                                 NEXTVENUE INC.

                DECEMBER 31, 1998 (PREDECESSOR COMPANY) AND 1999

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

(3) LEASES

    The Company leases certain computer and office equipment under capital leases, and office space under noncancelable operating leases expiring at various dates through 2010.

    Future minimum annual lease payments under capital and noncancelable operating leases as of December 31, 1999 are as follows:

                                                               CAPITAL     OPERATING
YEAR ENDING DECEMBER 31                                         LEASES       LEASES
-----------------------                                       ----------   ----------
2000........................................................  $  733,000   $  945,000
2001........................................................     610,000    1,046,000
2002........................................................     423,000    1,001,000
2003........................................................          --      880,000
2004........................................................          --      880,000
Thereafter..................................................          --    4,860,000
                                                              ----------   ----------
    Total minimum payments..................................   1,766,000   $9,612,000
                                                                           ==========
Less amount representing interest of a weighted average
  interest rate of 11.2%....................................     306,000
                                                              ----------
Present value of net minimum lease payments.................   1,460,000
Less current portion of capital lease obligations...........     562,000
                                                              ----------
Capital lease obligations, less current portion.............  $  898,000
                                                              ==========

    Rent expense for the year ended December 31, 1999 and the three months ended March 31, 1999 and 2000 was approximately $633,000, $33,000 and $338,000, respectively. There was no rent expense for the period ended December 31, 1998.

    The lease includes scheduled base rent increases over the term of the lease. The total amount of the base rent payments is being charged to expense on the straight-line method over the term of the lease. The Company has recorded a deferred credit to reflect the excess of rent expense over cash payments since inception of the lease.

    At December 31, 1999, and March 31, 2000, the Company has a standby letter of credit of approximately $844,000 in connection with its operating lease. The Company is required to maintain an equivalent dollar amount in a restricted cash account which is included in security deposits.

    During January and February 2000, the Company entered into four noncancelable operating leases for office facilities. Two of the leases expire in 2001 with the other two expiring in 2004 and 2007, respectively. The aggregate annual lease payments are approximately $400,000.

    During the first quarter of 2000 and in April 2000, the Company entered into capital leases for computer and office equipment. These leases expire in 2002 and the total lease obligations are approximately $2.3 million.

                                 NEXTVENUE INC.

                DECEMBER 31, 1998 (PREDECESSOR COMPANY) AND 1999

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

(4) STOCK OPTION PLAN

    The Company established the NextVenue Inc. 1999 Stock Option Plan (the "Plan") to provide nonqualified stock options to employees, officers, directors and independent contractors of the Company and its subsidiary. The Company has currently reserved 1,500,000 shares of common stock for issuance pursuant to the Plan. Options granted under the Plan are for periods not to exceed ten years.

    The following transactions occurred with respect to the Company's 1999 Plan:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                        OPTIONS    EXERCISE PRICE
                                                       ---------   --------------
Balance at December 31, 1998.........................         --       $   --
Granted..............................................    594,707         2.47
Canceled.............................................    (39,000)       (2.47)
                                                       ---------       ------
Balance at December 31, 1999.........................    555,707         2.47
Granted (unaudited)..................................    518,000         7.08
Canceled (unaudited).................................    (55,500)       (2.47)
                                                       ---------       ------
Balance at March 31, 2000 (unaudited)................  1,018,207       $ 4.82
                                                       =========       ======

    The following table summarizes information concerning outstanding options at December 31, 1999:

                    OPTIONS OUTSTANDING
                 -------------------------
                                WEIGHTED
                                 AVERAGE
                                REMAINING
                   NUMBER      CONTRACTUAL
EXERCISE PRICE   OUTSTANDING      LIFE
--------------   -----------   -----------
    $2.47          555,707         9.59
    =====          =======         ====

    As of December 31, 1999, no options were exercisable. The weighted average fair value of options granted during 1999 was $2.44 per share. As of March 31, 2000, 25,000 options were exercisable.

    During 1999, the Company granted options to purchase 594,707 shares of common stock at a weighted average exercise price of $2.47 to employees, certain of which were granted at less than the deemed fair value of the common stock on the date of grant. For the year ended December 31, 1999, the Company recorded deferred compensation of approximately $926,000 and amortization of deferred compensation of $61,000 in connection with these options.

    During the period from January 1, 2000 through March 31, 2000, the Company granted options to purchase 518,000 shares of common stock at a weighted average exercise price of $7.08 to employees, certain of which were granted at less than the deemed fair value of the common stock on the date of grant. For the period from January 1, 2000 through March 31, 2000, the Company recorded deferred compensation of approximately $699,000. The Company also recorded amortization of deferred compensation of $197,000 in connection with its 1999 and 2000 option grants. The unamortized deferred compensation of approximately $1,367,000 at March 31, 2000 will be amortized over the remaining vesting period for these options.

                                 NEXTVENUE INC.

                DECEMBER 31, 1998 (PREDECESSOR COMPANY) AND 1999

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

(4) STOCK OPTION PLAN (CONTINUED)
    Pro forma information regarding net loss is required by SFAS No. 123 which also requires that the information be determined as if the Company has accounted for its stock options under the fair value method of the statement. The fair value for these options was estimated using the Black-Scholes method with the following assumptions:

Average risk-free interest rate.............................    5.63%
Dividend yield..............................................     0.0%
Average life................................................  5 years

    The Company applies APB No. 25 and related interpretations in accounting for its stock options issued to employees. Accordingly, except as mentioned above, no compensation expense has been recognized relating to these stock option grants. Had compensation cost for the Company's stock option grants been determined based on the fair value at the grant date for awards consistent with the method of SFAS No. 123, the Company's net loss for 1999 presented below would have increased the pro forma amounts indicated below. The Company did not have any employee stock options outstanding prior to January 1, 1999:

                                                                 1999
                                                              -----------
Net loss attributable to common stockholders:
  As reported...............................................  $(5,755,000)
                                                              ===========
  Pro forma.................................................  $(5,813,000)
                                                              ===========
Basic and diluted net loss per share attributable to common
  stockholders:
  As reported...............................................  $     (0.73)
                                                              ===========
  Pro forma.................................................  $     (0.73)
                                                              ===========

(5) WARRANTS

    On December 30, 1999, the Company granted warrants to purchase an aggregate of 40,540 shares of common stock at an exercise of $2.96 per share to a lessor for services performed. These warrants are exercisable for a period of ten years. The Company recorded deferred financing costs of $241,000 in connection with the issuance of the fully vested options using the Black-Scholes pricing model to value the warrants with a 45% volatility factor and a deemed fair value of $7.32. The deferred financing cost is being amortized as interest expense over the three-year life of the related lease.

    In March 2000, the Company granted 181,738 warrants in connection with the Series B Convertible Preferred Stock offering (see note 8).

(6) INCOME TAXES

    There is no provision for Federal, state or local income taxes for all periods presented since the Company has incurred losses since inception.

                                 NEXTVENUE INC.

                DECEMBER 31, 1998 (PREDECESSOR COMPANY) AND 1999

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

(6) INCOME TAXES (CONTINUED)
    The tax effect of temporary differences that give rise to deferred tax assets and liabilities consisted of the following at December 31, 1999:

Deferred tax assets:
  Net operating loss carryforward...........................  $1,689,000
  Expenses not currently deductible for tax purposes, net...     337,000
                                                              ----------
    Gross deferred tax assets...............................   2,026,000
Less valuation allowance....................................   2,026,000
                                                              ----------
    Net deferred tax assets.................................  $       --
                                                              ==========

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences or net operating loss carryforwards become deductible. Management considers projected future taxable income and tax planning strategies which can be implemented by the Company in making this assessment. Based upon the Company's historical operating loss, the Company has established a valuation allowance of $2,026,000 at December 31, 1999.

    At December 31, 1999, the Company had tax operating loss carryforwards of approximately $4,400,000, of which $4,000,000 relates to domestic net operating loss carryforwards which expire in 2019 and $400,000 relates to international net operating loss carryforwards which may be carried forward indefinitely.

    Under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), the utilization of net operating loss carryforwards may be limited under the change in stock ownership rules of the Code. The Company has not yet determined whether an ownership change has occurred.

(7) CAPITALIZATION

    In November 1998, the Company issued 6,000,000 shares of common stock to its founders. Total proceeds amounted to $100,000 (see note 1).

    In January 1999, the Company issued 1,425,000 shares of common stock in connection with its acquisition of IDV's Production Services Business. In
May 1999, the Company issued 54,765 additional shares of common stock to IDV under an anti-dilution provision. The transaction resulted in a noncash transfer of assets of approximately $2,660,000, plus transaction costs of $122,000.

    In May 1999, the Company completed a private placement of 808,623 shares of common stock at $2.47 per share. Total proceeds amounted to approximately $2,000,000.

    In May 1999, the Company completed a private placement of 2,628,025 shares of Series A Convertible Preferred Stock ("Series A") at a price of $2.47 per share. Total proceeds, net of issuance costs of $112,000, were approximately $6,388,000.

                                 NEXTVENUE INC.

                DECEMBER 31, 1998 (PREDECESSOR COMPANY) AND 1999

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

(7) CAPITALIZATION (CONTINUED)
    In December 1999, the Company issued 808,623 shares of Series A at $2.47 per share. Total proceeds, net of issuance costs of $44,000, were approximately $1,956,000. The difference between the price of the Series A of $2.47 and $7.03 (the deemed fair value on the date of issuance), or $4.56, multiplied by the number of shares of Series A represents the intrinsic value of the beneficial conversion feature, which totaled $3.7 million. However, as the intrinsic value of the beneficial conversion feature is greater than the $2.0 million in gross proceeds received from the Series A issuance, the amount of the discount attributed to the beneficial conversion feature is limited to the $2.0 million of gross proceeds received. The $2.0 million beneficial conversion feature was recorded in December 1999 as a non-cash preferred stock dividend in the 1999 consolidated statement of operations because the Series A preferred stock is immediately convertible at the option of the preferred stockholders.

    In March 2000, the Company completed a private placement of 3,457,142 shares of Series B Convertible Preferred Stock ("Series B") at a price of $8.75 per share. As part of the Series B private placement, a $1 million note payable was exchanged for 114,285 shares of Series B (see note 8). Total proceeds, net of issuance costs of $1,800,000, were approximately $28,450,000. The Company also issued 181,738 warrants to purchase common stock to the private placement agent as part of its transaction closing costs. These warrants are exercisable at a price of $8.75 per common share and have a term of 5 years.

    Each share of Series A and Series B shall automatically be converted on a one-for-one basis into shares of common stock either at the option of the shareholder or upon the closing of an underwritten initial public offering, as defined. In the event of any liquidation or winding up of the Company, holders of the Series A and Series B are entitled, on a pro rata basis, in preference to the holders of the common stock, an amount equal to two times the applicable purchase price per share.

(8) RELATED PARTY TRANSACTIONS

    LOANS FROM STOCKHOLDER

    In November 1998, the Company's Chairman and principal stockholder loaned the Company $1 million (see note 1). The principal balance is due and payable in November 2008. Interest is payable annually on or before December 1 at 5.04%. The Company recorded interest expense of approximately $54,000, $12,000 and $10,000 for the year ended December 31, 1999 and the three months ended
March 31, 1999 and 2000, respectively. The loan was exchanged for 114,285 shares of Series B Convertible Preferred Stock as part of a private offering in March 2000 (see note 7).

    TRANSACTIONS WITH INTERACTIVE DESKTOP VIDEO, LLC

    In connection with the acquisition of the Production Services Business, the Company entered into two three-year agreements with IDV. First, for the master production services agreement, the Company will retrieve certain CNBC and IDV topics or shows, encode the files, and distribute them over the Internet for a fee of $30,000 per month. Revenue from this contract for the year ended December 31, 1999 and the three months ended March 31, 1999 and 2000 was approximately $345,000, $75,000 and $90,000, respectively. Second, for the master hosting and network services agreement, the Company will

                                 NEXTVENUE INC.

                DECEMBER 31, 1998 (PREDECESSOR COMPANY) AND 1999

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

(8) RELATED PARTY TRANSACTIONS (CONTINUED) provide web server hosting and co-location with a minimum of 10 mbps of bandwidth. The Company has agreed to provide this service at no charge. The present value of the estimated costs to fulfill the service obligations of the master hosting and network services agreement was recorded as a liability at the time of the purchase and is being amortized ratably over the three-year term of the agreement against such costs. Approximately $102,000, $25,000 and $25,000 was credited against the liability for the year ended December 31, 1999 and the three months ended March 31, 1999 and 2000, respectively, related to the master hosting and network services agreement.

    The Company leased space from IDV through January 15, 2000. Rent expense related to this lease amounted to approximately $148,000, $32,000 and $9,000 for the year ended December 31, 1999 and the three months ended March 31, 1999 and 2000, respectively. In addition, IDV provides certain services to the Company. These services amounted to approximately $18,000, $0 and $8,000 for the year ended December 31, 1999 and for the three months ended March 31, 1999 and 2000, respectively. During the three months ended March 31, 2000, the Company purchased equipment from IDV at fair value for $78,000. In addition, during the three months ended March 31, 2000, the Company provided production services of approximately $62,000 to IDV.

    TRANSACTIONS WITH STOCKHOLDER AFFILIATES

    On January 15, 1999, the Company entered into a consulting agreement with Cerberus Corp., an entity whose owner is a founder and director of the Company. The agreement requires the Company to pay approximately $8,000 per month in exchange for consulting and advisory services. The agreement had an initial term of one year, which expired in January 2000, and the agreement is currently continuing in effect on a month-to-month basis. The Company recorded consulting expense in the amount of approximately $92,000, $16,000 and $25,000 for the year ended December 31, 1999 and the three months ended March 31, 1999 and 2000, respectively.

    The Company provides hosting services to PowerAdz.com. A board member of the Company is on the board of directors of PowerAdz.com. Revenues from PowerAdz.com for the year ended December 31, 1999 and the three months ended March 31, 1999 and 2000 were approximately $41,000, $0 and $17,000, respectively.

(9) EMPLOYEE BENEFIT PLAN

    Effective July 1, 1999, the Company established a retirement savings plan under the provisions of Section 401(k) of the Internal Revenue Code. The plan covers all employees employed on the effective date of the plan or upon the attainment of age of 21. The Company does not match employee contributions.

                                 NEXTVENUE INC.

                DECEMBER 31, 1998 (PREDECESSOR COMPANY) AND 1999

         (ALL INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)

(10) VALUATION AND QUALIFYING ACCOUNTS

                                                                    ADDITIONS
                                                       BALANCE AT   CHARGED TO                  BALANCE
                                                       BEGINNING    COSTS AND    DEDUCTIONS/    AT END
                                                       OF PERIOD     EXPENSES    WRITE-OFFS    OF PERIOD
                                                       ----------   ----------   -----------   ---------
For the year ended December 31, 1998 (PREDECESSOR
  COMPANY):
  Allowance for doubtful accounts....................    $    --     $    --       $    --      $    --
                                                         =======     =======       =======      =======
--------------------------------------------------------------------------------------------------------
For the year ended December 31, 1999:
  Allowance for doubtful accounts....................    $    --     $15,000       $    --      $15,000
                                                         =======     =======       =======      =======
For the three months ended March 31, 2000
  (unaudited):
  Allowance for doubtful accounts....................    $15,000     $27,000       $    --      $42,000
                                                         =======     =======       =======      =======

(12) SUBSEQUENT EVENTS

    On May 3, 2000, the Company increased the number of options available under the 1999 Stock Option Plan by 1,500,000 options, effectively authorizing 3,000,000 options in the aggregate. The increase in options available under the Plan is effective upon the closing of this offering.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Through and including               , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                          SHARES

                                 NEXTVENUE INC.

                                  COMMON STOCK

                                         ------------------
                                        P R O S P E C T U S
                                         ------------------

                              MERRILL LYNCH & CO.
                           DEUTSCHE BANC ALEX. BROWN
                                LEHMAN BROTHERS

                                             , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Company. All amounts are estimates, other than the registration fee and the NASD fee.

Registration fee............................................  $15,840
NASD fee....................................................    6,500
Nasdaq National Market application and listing fee..........        *
Accounting fees and expenses................................        *
Legal fees and expenses.....................................        *
Printing and engraving......................................        *
Transfer Agent fees and expenses............................        *
Blue sky fees and expenses..................................        *
Miscellaneous expenses......................................        *
                                                              -------
    Total...................................................  $     *
                                                              =======

------------------------

*   To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 102 of the Delaware General Corporation Law ("DGCL") as amended allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

    Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of NextVenue) by reason of the fact that the person is or was a director, officer, agent or employee of NextVenue or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of NextVenue, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the NextVenue as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to NextVenue, unless the court believes that in light of all the circumstances indemnification should apply.

    Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

    Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to NextVenue or its stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

    - for any transaction from which the director derived an improper personal benefit.

    These provisions are permitted under Delaware law.

    Our Amended and Restated Bylaws provide that:

    - we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

    - we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and

    - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

    The indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restate Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since our inception, we have issued and sold the following securities:

    On November 18, 1998, we issued each of J. Markham Green, Nicholas Balletta, Andrew Feig and Gregory Harper 1,500,000 shares of our Common Stock at a price of $0.016667 per share.

    On November 27, 1998, we issued a promissory note to J. Markham Green, in the amount of $1,000,000, due on November 27, 2008. This note was converted in March 2000 for 114,285 shares of series B convertible preferred stock as part of the series B financing.

    On January 15, 1999, we issued 1,425,000 shares of our Common Stock to CNBC/Dow Jones Business Video for the business and specified net assets of the production services business of CNBC/ Dow Jones Business Video.

    On May 6, 1999, we issued 54,765 shares of our Common Stock to CNBC/Dow Jones Business Video for no additional consideration pursuant to the anti-dilution provision of the Contribution Agreement dated as of December 21, 1998 between us and CNBC/Dow Jones Business Video.

    On May 6, 1999, we issued and sold to J. Markham Green, Nicholas Balletta, Andrew Feig, Gordon McMahon and Eugene Mercy, Jr. 343,665, 161,725, 60,647, 161,724 and 80,862 shares of our Common Stock, respectively, at a price of $2.47334 per share. The gross proceeds of the sale were $2.0 million.

    On May 6, 1999, we issued and sold 2,628,025 shares of series A convertible preferred stock for a total of $6.5 million at a price of $2.47334 per share.

    On December 22, 1999, we issued and sold 808,623 shares of series A convertible preferred stock for a total of $2.0 million at a price of $2.47334 per share.

    On December 30, 1999, we issued to Linc Capital a warrant to purchase 40,540 shares of our Common Stock at an exercise price of $2.96 per share.

    On March 9, 2000, we issued and sold 3,457,142 shares of series B convertible preferred stock at a price of $8.75 per share for gross proceeds of approximately $30.2 million. This included the 114,285 shares of series B convertible preferred stock issued to J. Markham Green in exchange for a promissory note. Deutsche Bank Securities Inc. received a fee for its services as placement agent, consisting of $1.6 million in cash and warrants to purchase 181,738 shares of our common stock at a price of $8.75 per share.

    The issuances described above in this Item 15 were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, including Regulation D thereunder, as transactions by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

A. EXHIBITS

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
         1              Form of Underwriting Agreement*

         2              Contribution Agreement dated December 21, 1998 between
                        NextVenue Inc. ("NextVenue") and Interactive Desktop Video
                        LLC

         3.1            Amended and Restated Certificate of Incorporation of
                        NextVenue*

         3.2            Amended and Restated By-laws of NextVenue*

         5.1            Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*

        10.1            Master Hosting and Network Services Agreement dated January
                        15, 1999 between NextVenue and Interactive Desktop Video
                        LLC*

        10.2            Master Professional Services Agreement dated January 15,
                        1999 between NextVenue and Interactive Desktop Video LLC*

        10.3            Amended and Restated 1999 Stock Option Plan*

        10.4            Agreement of Lease between 100 William LLC and NextVenue

        21              Subsidiary of NextVenue

        23.1            Consent of KPMG LLP

        23.2            Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in the opinion to be filed as Exhibit 5)*

        24 Power of Attorney (included on signature page of the Registration Statement)

        27              Financial Data Schedule

------------------------

*   To be filed by amendment.

B. FINANCIAL STATEMENT SCHEDULES

    Not applicable.

ITEM 17. UNDERTAKINGS.

    The undersigned registrants hereby undertake to provide to the underwriters at the closing certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the provisions described in Item 14, or otherwise, the registrants have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrants against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrants hereby undertake that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 9, 2000.

                                                       NEXTVENUE INC.

                                                       By:  /s/ NICHOLAS BALLETTA
                                                            -----------------------------------------
                                                            Name: Nicholas Balletta
                                                            Title: President and Chief Executive
                                                            Officer

    Each person whose signature appears below hereby constitutes and appoints Nicholas Balletta and G. Brian Dockray, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                /s/ J. MARKHAM GREEN
     -------------------------------------------       Executive Chairman of the Board   May 9, 2000
                  J. Markham Green

                /s/ NICHOLAS BALLETTA
     -------------------------------------------       President, Chief Executive        May 9, 2000
                  Nicholas Balletta                      Officer and Director

                                                       Senior Vice President and Chief
                /s/ G. BRIAN DOCKRAY                     Financial Officer (principal
     -------------------------------------------         financial and accounting        May 9, 2000
                  G. Brian Dockray                       officer)

                   /s/ ANDREW FEIG
     -------------------------------------------       Senior Vice President, Chief      May 9, 2000
                     Andrew Feig                         Technical Officer and Director

                 /s/ GREGORY HARPER
     -------------------------------------------       Director                          May 9, 2000
                   Gregory Harper

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
         1              Form of Underwriting Agreement*

         2              Contribution Agreement dated December 21, 1998 between
                        NextVenue Inc. ("NextVenue") and Interactive Desktop Video
                        LLC

         3.1            Amended and Restated Certificate of Incorporation of
                        NextVenue*

         3.2            Amended and Restated By-laws of NextVenue*

         5.1            Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*

        10.1            Master Hosting and Network Services Agreement dated January
                        15, 1999 between NextVenue and Interactive Desktop Video
                        LLC*

        10.2            Master Professional Services Agreement dated January 15,
                        1999 between NextVenue and Interactive Desktop Video LLC*

        10.3            Amended and Restated 1999 Stock Option Plan*

        10.4            Agreement of Lease between 100 William LLC and NextVenue

        21              Subsidiary of NextVenue

        23.1            Consent of KPMG LLP

        23.2            Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in the opinion to be filed as Exhibit 5)*

        24 Power of Attorney (included on signature page of the Registration Statement)

        27              Financial Data Schedule

------------------------

*   To be filed by amendment.